Exhibit 10.2

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

CONFIDENTIAL	Execution Version

RESEARCH COLLABORATION AND LICENSE AGREEMENT

Between

ABCELLERA BIOLOGICS INC.

and

ELI LILLY AND COMPANY

RESEARCH COLLABORATION AND LICENSE AGREEMENT

THIS RESEARCH COLLABORATION AND LICENSE AGREEMENT (the “Agreement”), effective as of the date this Agreement is duly executed by both Parties (the “Effective Date”), by and between ELI LILLY AND COMPANY, a corporation organized and existing under the laws of Indiana, with its principal business office located at Lilly Corporate Center, Indianapolis, Indiana 46285, U.S.A. (“Lilly”) and ABCELLERA BIOLOGICS INC., a corporation organized under the laws of British Columbia, Canada, with its principle business office located at 2215 Yukon St., Vancouver, BC V5Y 0A1, Canada (“AbCellera”). AbCellera and Lilly are each referred to individually as a “Party” and together as the “Parties”.

BACKGROUND

A.    Lilly is engaged in the research, development, marketing, manufacturing and distribution of pharmaceutical products for use in humans and animals.

B.    AbCellera controls a proprietary technology platform that combines microfluidics and next-generation sequencing to identify new antibodies.

C.    Lilly and AbCellera desire to enter into this Agreement under which AbCellera will utilize such platform and other resources to identify certain Project Antibodies based on certain Targets (as each such term is defined below) designated by Lilly.

D.    Lilly desires to research, develop, commercialize, and otherwise exploit products derived from or containing Project Antibodies subject to the terms and conditions as set forth below.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein below, the sufficiency of which is hereby acknowledged by both Parties, the Parties agree as follows:

1.    DEFINITIONS AND INTERPRETATIONS

Whenever used in this Agreement with an initial capital letter, the terms defined in this Article 1 and elsewhere in this Agreement, whether used in the singular or plural, shall have the meanings specified.

1.1    “Affiliate” means with respect to either Party, any Person controlling, controlled by or under common control with such Party, for so long as such control exists. For purposes of this Section 1.1 only, “control” means (a) direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors of such corporate entity or (b) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

1.2    “AbCellera Generated Program Results” means, collectively, the AbCellera Generated Project Results for all Projects.

1.3    “AbCellera Generated Project Results” means Project Antibodies (including Hits and Leads), and related experimental data generated by AbCellera under a Project, including (a) the composition of matter and/or related sequences of such Project Antibodies, (b) screening experiments and results of such experiments, including binding specificity data and validation data of antibodies, and (c) the Preliminary Assessment, as applicable, for Lilly Targets. For clarity, AbCellera Generated Project Results (a) excludes the AbCellera Platform, (b) excludes the specific Project Antibodies (including Hits and Leads), and related experimental data generated by AbCellera under a Project arising from the COVID-19 Program (“COVID-19 IP”), except that Manufacturing Technology arising from, or otherwise relating to, the COVID-19 Program shall be deemed to be AbCellera Generated Project Results (and shall not be considered COVID-19 IP) and (c) shall be deemed Lilly’s Confidential Information.

1.4    “AbCellera Intellectual Property” means the AbCellera Patent Rights and the AbCellera Know-How.

1.5    “AbCellera Know-How” means any and all Know-How that is (a) Controlled by AbCellera or its Affiliate as of the Effective Date or during the Term, and (b) necessary or useful to Lilly in (i) carrying out the activities assigned to it under the Research Program or (ii) researching, developing, manufacturing, commercializing, or otherwise exploiting Candidate Antibodies and/or Products. For clarity, AbCellera Know-How includes COVID-19 IP.

1.6    “AbCellera Patent Rights” means any and all Patent Rights that are (a) Controlled by AbCellera or its Affiliate as of the Effective Date or during the Term, and (b) (i) necessary or useful to Lilly in (1) carrying out the activities assigned to it under the Research Program or (2) researching, developing, manufacturing, commercializing, or otherwise exploiting Candidate Antibodies and/or Products or (ii) otherwise Cover AbCellera Know-How. For clarity, AbCellera Patent Rights include COVID-19 Patent Rights.

1.7    “AbCellera Platform” means AbCellera’s proprietary platform technology, which combines microfluidics, microfabricated device formats, designs, and associated instrumentation; single- and multi-cellular antibody selection assays; and next-generation sequencing to identify new antibodies.

1.8    “Applicable Laws” means all federal, state, local, national and supra-national laws, statutes, rules and regulations, including any rules, regulations, guidelines or requirements of Governmental Authorities, national securities exchanges or securities listing organizations that may be in effect from time to time during the Term and applicable to a particular activity hereunder.

1.9    “Audited Party” means the Party that is the subject of an audit by the other Party under Section 6.4.2.

1.10    “BLA” means a Biologic License Application, as defined in the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., as such may be amended from time to time, and applicable regulations promulgated thereunder by the FDA, or any analogous application or submission with any Regulatory Authority outside of the United States.

1.11    “Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York, US are authorized or required by Applicable Law to remain closed.

1.12    “Calendar Quarter” means any respective period of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31 of any Calendar Year.

1.13    “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.14    “Cancelled Project” means a Project directed towards a Lilly Target that has been deemed a Lilly Discontinued Target pursuant to Section 3.1.6.

1.15    “Candidate Antibody” means any Project Antibody (including any Hit or Lead), any antibody comprising the sequence of a Project Antibody, or an antibody Lilly derives through Mutagenesis of a Project Antibody, which Lilly elects as a candidate for further development; provided, that, “Candidate Antibody” does not include any COVID-19 Antibody.

1.16    “Clinical Trial” means a Phase I Clinical Trial, Phase II Clinical Trial or Phase III

Clinical Trial, or any post-approval human clinical trial, as applicable.

1.17    “Commercially Reasonable Efforts” means, with respect to particular objectives or tasks of a Party, that level of efforts and resources required to carry out a particular task or obligation in an active and sustained manner, consistent with the general practice followed by such Party in the exercise of its reasonable business discretion relating to other pharmaceutical products owned by it, or to which it has exclusive rights, which are of similar market potential at a similar stage in their development or product life, taking into account issues of patent coverage, safety and efficacy, product profile, the competitiveness of products in development and in the marketplace, supply chain management considerations, the proprietary position of the compound/antibody or product, the regulatory structure involved, the profitability of the applicable products (including pricing and reimbursement status achieved), and other relevant factors, including technical, legal, scientific and/or medical factors.

1.18    “Confidential Information” means all Know-How, which is generated by or on behalf of a Party under this Agreement or which one Party or any of its Affiliates or contractors has provided or otherwise made available to the other Party whether made available orally, in writing, or in electronic form, including such Know-How comprising or relating to concepts, discoveries, Inventions, data, designs or formulae arising from this Agreement. This Agreement and its Exhibits and amendments constitute Confidential Information of both of the Parties.

1.19    “Control” or “Controlled” means, with respect to any material, Know-How, or Intellectual Property Right, that a Party (a) owns or (b) has a license to such material, Know-How, or Intellectual Property Right and, in each case, has the power to grant to the other Party access, a license, or a sublicense (as applicable) to the same on the terms and conditions set forth in this Agreement without violating any obligations of the granting Party to a Third Party.

1.20    “Covered” or “Cover” means, with respect to a Product in a particular country, that the manufacture, use, sale or importation of such Product in such country would, but for the licenses granted herein, infringe a Valid Claim.

1.21    “COVID-19 Antibody” means (a) an antibody Controlled by AbCellera that targets SARS-CoV-2, (b) any antibody comprising the sequence of an antibody that is subject to the foregoing clause (a), or (c) an antibody Lilly derives through Mutagenesis of an antibody that is subject to the foregoing clause (a), which Lilly elects as a candidate for further development.

1.22    “Critical Success Factors” or “CSF” means, with respect to a Project, the criteria determined by the JSC that must be achieved in order for (a) a Project Antibody to be designated a Hit (“Hit Success Factors”), and (b) a Hit to be designated as a Lead (“Lead Success Factors”).

1.23    “Difficult Target” means a multi-pass membrane Target or a Target with greater than [***] homology to the host species used in immunizations.

1.24    “EU” means the member states of the European Union, or any successor entity thereto performing similar functions; provided, that, for purposes of this Agreement the EU shall be deemed to include the United Kingdom.

1.25    “FDA” means the United States Food and Drug Administration and any successor thereto.

1.26    “Field” means any and all uses and purposes, including diagnostic, prophylactic, and therapeutic uses, in humans and animal.

1.27    “First Commercial Sale” means the first invoice for commercial quantities of any Product sold to a Third Party by Lilly, its Affiliates or sublicensees in any country after receipt of all Marketing Authorization for such Product in such country. Sales (a) for test marketing, sampling and promotional uses, clinical trial purposes or compassionate or similar uses, or (b) among Lilly, its Affiliates or sublicensees (unless one such entity is an end-user), shall not be considered to constitute a First Commercial Sale.

1.28    FTE Rate” means the annual compensation rate for an FTE, [***] as of the Effective Date.

1.29    “Full Time Equivalent” or “FTE” means the equivalent of a full-time scientific or technical employee’s work time over an accounting period (including normal vacations, sick days and holidays) based on [***] hours per year. The portion of an FTE year devoted by a scientist to activities under the Cancelled Project shall be determined by dividing (a) the number of hours during any accounting period devoted by such individual to such activities by (b) the product of eight (8) hours * the number of Business Days during such accounting period. At minimum, [***] of the FTE positions will be at the PhD scientist level and the ratio of technical to administrative activities shall be no less than [***], respectively. For clarity, in no event shall any individual AbCellera employee be considered more than a single FTE for any accounting period.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.30    “Good Clinical Practices” or “GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials, including, as applicable, (a) as set forth in the International Council for Harmonization of Technical Requirements for Pharmaceuticals for Human Use (“ICH”) Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products in the Territory, (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (d) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

1.31    “Good Laboratory Practices” or “GLP” means all applicable Good Laboratory Practice standards, including, as applicable, (a) as set forth in the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and (b) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.

1.32    “Good Research Practices” or “GRP” means all applicable Good Research Practices including, as applicable, (a) the research quality standards defining (i) Lilly’s good research practice expectations for external partners as set forth in Exhibit 1.32-Part A and (ii) Lilly’s animal care and use requirements as set forth in Exhibit 1.32-Part B, (b) the Research Quality Association (RQA) (2014) Quality in Research Guidelines for Working in Non-Regulated Research, (c) the WHO Quality Practices in Basic Biomedical Research Guidelines and (d) the equivalent Applicable Laws if any, in any relevant country, each as may be amended and applicable from time to time.

1.33    “Governmental Authority” means any court, commission, authority, department, ministry, official or other instrumentality of, or being vested with public authority under any law of, any country, state or local authority or any political subdivision thereof, or any association of countries.

1.34    “Hit” means a Project Antibody that meets the applicable Critical Success Factors for the relevant Lilly Target to be deemed a “Hit”; provided, that, “Hit” does not include any COVID-19 Antibody.

1.35    “Internal Compliance Codes” means a Party’s internal policies and procedures intended to ensure that a Party complies with Applicable Laws, Party Specific Regulations, and such Party’s internal ethical, medical and similar standards.

1.36    “IND” means an investigational new drug application filed with the FDA with respect to a Product, or an equivalent application filed with a Regulatory Authority in a country other than the United States to commence a clinical trial of pharmaceutical product.

1.37    “Intellectual Property Rights” means any and all proprietary rights provided under (a) patent law, including any Patent Rights; (b) trademark law; (c) copyright law; or (d) any other applicable statutory provision or common law principle, including trade secret law, that may provide a right in ideas, formulae, algorithms, concepts, inventions, or Know-How, or the expression or use thereof.

1.38    “Invention” means any Know-How, composition of matter, article of manufacture or other subject matter, whether patentable or not, that is conceived or reduced to practice under and as a result of, and within the scope of, any work performed under this Agreement.

1.39    “Joint Invention” means any Invention conceived or reduced to practice jointly by one or more employees of Lilly or its Affiliate or a Third Party acting on behalf of Lilly or its Affiliate, on the one hand, and one or more employees of AbCellera or its Affiliate or a Third Party acting on behalf of AbCellera or its Affiliate, on the other hand.

1.40    “Joint Patent Rights” means all Patent Rights claiming a Joint Invention.

1.41    “Know-How” means all information, know-how, data, inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, methods, protocols, expertise and other technology applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them, and all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data relevant to any of the foregoing. For clarity, Know-How excludes Patent Rights.

1.42    “Lead” means a Hit that meets the applicable Lead Success Factors for the relevant Lilly Target to be deemed a “Lead”; provided, that, “Lead” does not include any COVID-19 Antibody. For clarity, the Lead Success Factors for each Lead will include a requirement that the relevant Hit (or antibody that comprises the sequence of a Hit or is derived through Mutagenesis of a Hit) induces a functional response or response via an acceptable Target-specific mechanism.

1.43    “Lilly Initial Targets” means [***] SARS-CoV-2 [***].

1.44    “Lilly Target(s)” mean (a) the Lilly Initial Targets, and (b) each additional Target that becomes the subject of a Project in accordance with Section 3.1.3(a) (including any Lilly Replacement Targets), but specifically excluding any Target that subsequently becomes a Lilly Discontinued Target.

1.45    “Lilly Replacement Target(s)” shall mean those Targets that replace Lilly Discontinued Targets in accordance with Section 3.1.6.

1.46    “Manufacturing Technology” shall mean manufacturing-related Project Results and Lilly manufacturing processes, including the cell line, the formulation and preparation of cell culture media and feeds, or devices (including auto injector technology).

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.47    “Marketing Authorization” means all approvals (including supplements, amendments, pricing approvals, labeling approvals, and any pre-approvals and post-approvals), licenses, permits, notifications, registrations, clearances, authorizations, or waivers from the relevant Regulatory Authority necessary to initiate marketing and selling a Product in the Field in a particular country, including a BLA.

1.48    “Mutagenesis” means the in vitro, in vivo, or in silico introduction of mutations into the DNA sequence encoding an antibody.

1.49    “Net Sales” means, with respect to a Product, the gross amount invoiced by Lilly or one of its Selling Parties to Third Parties, excluding any sublicensee, for the Product in the Territory, less:

a)    Trade, quantity and cash discounts allowed;

b)    Discounts, refunds, rebates, chargebacks, retroactive price adjustments, and any other allowances which effectively reduce the net selling price;

c)    Product returns and allowances;

d)    That portion of the sales value associated with drug delivery systems;

e)    Any tax imposed on the production, sale, delivery or use of the Product, including sales, use, excise or value added taxes, or the annual fee imposed on the pharmaceutical manufacturers by the U.S. government;

f)    Wholesaler inventory management fees;

g)    Allowance for distribution expenses; and

h)    Any other similar and customary deductions which are in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP).

Such amounts shall be determined from the books and records of Lilly or the relevant Selling Party, maintained in accordance with U.S. GAAP or, in the case of sublicensees, such similar accounting principles, consistently applied. Lilly further agrees in determining such amounts, it will use Lilly’s then current standard procedures and methodology, including Lilly’s then current standard exchange rate methodology for the translation of foreign currency sales into U.S. Dollars or, in the case of sublicensees, such similar methodology, consistently applied.

In the event that the Product is sold as part of a Combination Product (where “Combination Product” means any pharmaceutical product which comprises the Product and other active compound(s)/antibody(ies) and/or ingredients), the Net Sales of the Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product (as defined in the standard Net Sales definition) by the fraction, A / (A+B) where A is the weighted average sale price of the Product when sold separately in finished form, and B is the weighted average sale price of the other product(s) (i.e. a product containing the other active compound(s)/antibody(ies)) sold separately in finished form.

In the event that the weighted average sale price of the Product can be determined but the weighted average sale price of the other product(s) cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A / C where A is the weighted average sale price of the Product when sold separately in finished form and C is the weighted average sale price of the Combination Product.

In the event that the weighted average sale price of the other product(s) can be determined but the weighted average sale price of the Product cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the following formula: one (1) minus (B / C) where B is the weighted average sale price of the other product(s) when sold separately in finished form and C is the weighted average sale price of the Combination Product.

In the event that the weighted average sale price of both the Product and the other product(s) in the Combination Product cannot be determined, the Net Sales of the Product shall be deemed to be equal to the mutually agreed (by the Parties) percentage of the Net Sales of the Combination Product, based on the relative value and/or cost of the Product and other product(s) in such Combination Product; provided, however, that in the event the Parties cannot, in spite of good faith efforts, mutually agree to such a percentage, then such percentage shall be equal to fifty percent (50%) of the Net Sales of the Combination Product.

The weighted average sale price for a Product, other product(s), or Combination Product shall be calculated once each Calendar Year and such price shall be used during all applicable royalty reporting periods for the entire following Calendar Year. When determining the weighted average sale price of a Product, other product(s), or Combination Product, the weighted average sale price shall be calculated by dividing the sales dollars (translated into U.S. dollars) by the units of active ingredient sold during the twelve (12) months (or the number of months sold in a partial calendar year) of the preceding Calendar Year for the respective Product, other product(s), or Combination Product. Upon AbCellera’s request, but not more than once per Calendar Year, Lilly shall provide to AbCellera details of the weighted average sale price calculation. In the initial Calendar Year, a forecasted weighted average sale price will be used for the Product, other product(s), or Combination Product. Any over or under payment due to a difference between forecasted and actual weighted average sale prices will be paid or credited in the first royalty payment of the following Calendar Year.

1.50    “Party Specific Regulations” means all judgments, decrees, orders or similar decisions issued by any Governmental Authority specific to a Party, and all consent decrees, corporate integrity agreements, or other agreements or undertakings of any kind by a Party with any Governmental Authority, in each case as the same may be in effect from time to time and applicable to a Party’s activities contemplated by this Agreement.

1.51    “Patent Rights” means the rights and interests in and to issued patents and pending patent applications (which, for purposes of this Agreement, include certificates of invention, applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, continued prosecution applications including requests for continued examination, divisional applications and renewals, and all letters patent or certificates of invention granted thereon, and all reissues, reexaminations, extensions (including pediatric exclusivity patent extensions), term restorations, renewals, substitutions, confirmations, registrations, revalidations, revisions and additions of or to any of the foregoing, in each case, in any country.

1.52    “Person” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

1.53    “Phase I Clinical Trial” means a study in humans which provides for the first introduction into humans of a product, conducted in normal volunteers or patients to generate information on product safety, tolerability, pharmacological activity or pharmacokinetics, or otherwise consistent with the requirements of U.S. 21 C.F.R. §312.21(a) or its foreign equivalents.

1.54    “Phase II Clinical Trial” means a study in humans of the safety, dose ranging and efficacy of a product, which is prospectively designed to generate sufficient data (if successful) to commence a Phase III Clinical Trial or to file for accelerated approval, or otherwise consistent with the requirements of U.S. 21 C.F.R. §312.21(b) or its foreign equivalents.

1.55    “Phase III Clinical Trial” means a controlled study in humans of the efficacy and safety of a product, which is prospectively designed to demonstrate statistically whether such product is effective and safe for use in a particular indication in a manner sufficient to file for Marketing Authorization, or otherwise consistent with the requirements of U.S. 21 C.F.R. §312.21(c) or its foreign equivalents.

1.56    “Product” means a product preparation in final form containing one or more (a) Candidate Antibodies or (b) COVID-19 Antibodies (such clause (b) Products, “COVID-19 Product”).

1.57    “Program Results” means, collectively, (a) AbCellera Generated Program Results, (b) Lilly Generated Program Results, (c) Project Antibodies (including Hits and Leads) (other than COVID-19 Antibodies) and (d) Candidate Antibodies and Products (other than COVID-19 Products).

1.58    “Project Antibody” means any antibody or antibody-like protein that is discovered, generated, identified, evaluated or optimized by or on behalf of AbCellera during the Research Term that binds a Lilly Target.

1.59    “Regulatory Authority” means the FDA or any counterpart of the FDA outside the United States, or other national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity with authority over the distribution, importation, exportation, manufacture, production, use, storage, transport, clinical testing or sale of a pharmaceutical product (including a Product), which may include the authority to grant the required reimbursement and pricing approvals for such sale.

1.60    “Retained Fee” means, with respect to a Cancelled Project, the Research Program Fee paid by Lilly to AbCellera for such Cancelled Project minus an amount equal to the FTE Rate multiplied by the actual hours worked by AbCellera’s FTEs such the Cancelled Project. For clarity, such actual hours shall be supported by approved time sheets for such FTEs coded to the Cancelled Project.

1.61    “Selling Party” means each Party, its Affiliates, and their respective licensees or sublicensees hereunder (which term excludes any Third Parties to the extent functioning as distributors), as applicable. In no event shall AbCellera be a Selling Party with respect to Lilly or Lilly be a Selling Party with respect to AbCellera.

1.62    “Soft Target” means a Target that is not a Difficult Target.

1.63    “Target” means any clinically relevant protein, polynucleotide or carbohydrate (or portion thereof), including [***] and SARS-CoV-2.

1.64    “Territory” means all of the countries and territories in the world.

1.65    “Third Party” means any Person other than Lilly or AbCellera or an Affiliate of Lilly or AbCellera.

1.66    “United States” or “US” means the United States of America and its territories and possessions.

1.67    “Upstream License Agreements” means the (a) UBC License Agreement as amended on February 2, 2015, (b) Stanford License Agreement as amended on March 22, 2017, and (c) the Research Collaboration Agreement dated March 12, 2019 (“NIH License Agreement”), as each such agreement may be further amended in accordance with Section 2.7.

1.68    “USD” and “$” means United States dollars.

1.69    “Valid Claim” means, with respect to a Product, any claim of (a) (i) an issued and unexpired AbCellera Patent Right or Lilly Patent Right, or (ii) a pending patent application included in AbCellera Patent Rights or Lilly Patent Rights that (1) continues to be prosecuted in good faith, and (2) has not been pending for more than seven (7) years from the earliest priority date, and that (b) Covers (i) the composition of matter of, or (ii) the method of use that is included in a Marketing Authorization (i.e., in the “label”) for, such Product, and which claim has not been abandoned, revoked or held unenforceable, invalid or unpatentable by a court or other government body of competent jurisdiction and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise.

1.70    “Work Plan” means the mutually agreed upon plan for each Project, including (i) the research plan for the Lilly Initial Targets that the Parties will mutually agree on within [***] days of the Effective Date, and (ii) any other research plan generated by AbCellera and approved in writing by Lilly in accordance with Section 3.1.3(b)(i), in each case, as may be amended from time to time in accordance with the terms of this Agreement. Each Work Plan shall be attached hereto as Exhibit 1.70 and incorporated by reference in its entirety.

1.71    Additional Definitions. In addition, each of the following definitions shall have the respective meanings set forth in the section of this Agreement indicated below.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Definition	Section/Exhibit
AbCellera Indemnified Party	13.2
Agreement	Preamble
Agreement Payments	6.3
Biosimilar Application	7.4.6
BPCIA	7.4.6
Claims	13.1
Code	11.4
Confidentiality Agreement	15.13
Controlling Party	7.4.4
Costs	5.2.2(a)
COVID-19 Budget	5.2.2(b)
COVID-19 Clinical Development Plan	3.1.3(e)
COVID-19 IP	1.3
COVID-19 Product	1.56
COVID-19 Program	3.1.3(e)
COVID-19 Patent Rights	7.3.5
Development Milestone Event	5.4
Development Milestone Payment	5.4
Dispute	15.5
Effective Date	Preamble
Feasibility Assessment	3.1.3(a)
Generic Equivalent	5.5.3(b)(ii)
Government or Public Official	14.4
Hit Discovery	3.1.3(b)(iv)
Indemnified Party	13.3.1
Indemnifying Party	13.3.1
Infringement	7.4.1
JSC	4.3
Lilly Discontinued Target	3.1.6
Lilly Generated Program Results	3.1.3(b)(vi)
Lilly Indemnified Party	13.1
Losses	13.1
Materials Transfer Record	3.1.7
NIH Agreement	1.67
Nomination Notice	3.1.3(a)
Notice of Dispute	15.5
Party	Preamble
Parties	Preamble
Preliminary Assessment	3.1.3(b)(ii)
Product IP	7.2
Project	3.1.1
Project Leader	4.1
prosecution	7.3.1
Proposed Replacement Target	3.1.6

Definition	Section/Exhibit
Research Program	3.1.1
Research Program Fee	5.2
Research Term	3.1.4
Royalty	5.5.1
Royalty Term	5.5.2
Taxes	6.3
Term	10.1

1.72    Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto. In the event of any conflict between the main body of this Agreement and any Exhibit hereto, the main body of this Agreement shall prevail. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement as a whole and not merely to the particular provision in which such words appear; (e) the words “shall” and “will” have interchangeable meanings for purposes of this Agreement; (f) provisions that require that a Party, the Parties or a committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (g) words of any gender include the other gender; (h) words using the singular or plural number also include the plural or singular number, respectively; (i) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; (j) the phrase “non-refundable” is not intended to limit either Party’s rights to pursue or obtain damages arising from a breach of this Agreement; and (k) neither Party shall be deemed to be acting on behalf of the other Party.

2.    LICENSES AND EXCLUSIVITY

2.1    License Grants to Lilly. Subject to the terms and conditions of this Agreement, AbCellera hereby grants to Lilly and its Affiliates an exclusive, perpetual, irrevocable, sublicensable (through multiple tiers) license under AbCellera Intellectual Property when necessary or useful to make, use, offer to sell, sell, import, or otherwise exploit Project Antibodies (including Hits and Leads), Candidate Antibodies and Products in the Field and in the Territory, including to conduct Lilly’s obligations under the Research Program. The license granted to Lilly and its Affiliates in this Section 2.1 includes the right to grant sublicenses through multiple tiers; provided, that each sublicense granted by Lilly or its Affiliate shall be consistent with the terms and conditions of this Agreement and Lilly shall be and remain responsible and liable to AbCellera for sublicensee conduct that is prohibited under this Agreement and sublicensee conduct that would have constituted breach of this Agreement if it had been engaged in by Lilly. Notwithstanding the foregoing, the Parties acknowledge and agree that (a) AbCellera retains the right under the AbCellera Intellectual Property to perform its obligations under, and in accordance with, this Agreement, including performing its obligations under the Research Program, and (b) the license granted with respect to COVID-19 Antibodies and COVID-19 Products shall be non-exclusive with respect to research and development.

2.3    License Grants to AbCellera.

2.3.1    Research Program License. Subject to the terms and conditions of this Agreement, during the Research Term, Lilly hereby grants to AbCellera a non-exclusive, fully paid- up, royalty-free license, under Lilly’s Intellectual Property Rights that are necessary for AbCellera to perform its obligation, and solely for AbCellera to conduct such obligations, under the Research Program in accordance with this Agreement and the applicable Work Plan.

2.3.2    AbCellera Platform Related License. Subject to the terms and conditions of this Agreement, Lilly hereby grants to AbCellera a non-exclusive, fully paid-up, royalty-free license to incorporate anonymized and blinded AbCellera Generated Program Results and Lilly Generated Program Results (that are provided by Lilly hereunder as required by a given Work Plan) into the AbCellera Platform solely for the purpose of improving the AbCellera Platform in the Field in the Territory.

2.4    Exclusivity. [***] It is the desire and intent of the Parties that the restrictive covenants contained in this Section 2.4 be enforced to the fullest extent permissible under Applicable Laws and public policies applied in each jurisdiction in which enforcement is sought. Lilly and AbCellera believe that the restrictive covenants in this Section 2.4 are valid and enforceable. However, if any restrictive covenant should for any reason become or be declared by a competent court or competition authority to be invalid or unenforceable in any jurisdiction, such restrictive covenant shall be deemed to have been amended to the extent necessary in order that such provision be valid and enforceable, and such amendment shall apply only with respect to the operation of such provision of this Section 2.4 in the particular jurisdiction in which such declaration is made. Notwithstanding the foregoing, this Section 2.4 shall not limit AbCellera’s right to conduct research or development activities involving COVID-19 Antibody or COVID-19 Product or a diagnostic to be used in connection with a COVID-19 Product. In the event AbCellera develops a diagnostic to be used in connection with a COVID-19 Product, AbCellera shall have the right to grant a non-exclusive sublicese for commercialization of the diagnostic; provided, that any such diagnostic shall not include or use the same sequence as any COVID-19 Product being developed by Lilly (which sequence AbCellera can confirm by request of Lilly).

2.4    Other Activities. Except as expressly provided in this Article 2, each Party may: (a) engage in research, manufacturing, development or commercialization activities that utilize technologies similar to or involve products competitive with those contemplated by this Agreement; and (b) use any publicly available information and research results (including any publicly available information of the other Party) to the same extent as Third Parties generally are legally permitted to do so. Except as expressly provided in this Agreement, nothing in this Agreement, including any obligation to promote Products or any restriction on the use of Confidential Information, shall create: (i) any obligation not to research, develop, manufacture, commercialize or otherwise exploit any product; or (ii) any obligation to utilize a sales force for Products separate from sales forces for other products. Each Party has limited resources, and as a result it is anticipated that personnel assigned to the activities contemplated by this Agreement may also participate in other activities that may utilize technologies similar to or involve products competitive with those contemplated by this Agreement.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

2.5    No Implied Licenses. Except as expressly set forth in this Agreement, neither Party, by virtue of this Agreement, shall acquire any license or other interest, by implication or otherwise, in any materials, Know-How, Intellectual Property Rights Controlled by the other Party or its Affiliates. Furthermore, notwithstanding anything to the contrary in this Agreement, by entering into this Agreement with AbCellera, Lilly is not forfeiting any rights that Lilly may have including its rights to perform research activities in compliance with 35 U.S.C. § 271(e)(1) or any experimental or research use exemption that may apply in any country.

2.6    Sublicense under Upstream License Agreements. AbCellera will reasonably enforce, or otherwise take the actions necessary to enable Lilly to enforce, AbCellera’s rights, benefits and the obligations of the counterparty under the Upstream License Agreements that may impact the rights, benefits and obligations of Lilly hereunder, including taking such actions as Lilly may reasonably request, and will inform Lilly of any action it may take under the Upstream License Agreements to the extent such action may impact Lilly’s interest under the Upstream License Agreements. AbCellera shall (a) fulfill all of its obligations, including its payment obligations, under, and shall not otherwise breach, the Upstream License Agreements; and (b) not amend or waive, or take any action or omit to taking any action that would alter, any of AbCellera’s rights under the Upstream License Agreements in any manner that adversely affects, or would reasonably be expected to adversely affect, Lilly’s rights, benefits and obligations under this Agreement. AbCellera shall promptly notify Lilly of any default under, termination or amendment of, the Upstream License Agreements, to the extent such default, termination or amendment may have an impact on Lilly. For clarity, AbCellera is solely responsible for any payments due under the Upstream License Agreements.

3.    RESEARCH PROGRAM AND DEVELOPMENT AND COMMERCIALIZATION OF PRODUCTS

3.1    Research Program.

3.1.1    General. Lilly and AbCellera shall conduct a program (consisting of nine (9) projects each directed to a different Lilly Target) to generate, identify and/or optimize Project Antibodies using the AbCellera Platform on a collaborative basis and in accordance with the applicable Work Plan (each such project, a “Project” and collectively, the “Research Program”). The Research Program shall be coordinated by the Parties through the JSC. For purposes of clarity, the Parties acknowledge and agree that activities under the Research Program that require access to the AbCellera Platform will be solely carried out by AbCellera (as opposed to Lilly) and, conversely, Lilly will use its own tools and technologies (as opposed to the AbCellera Platform) to carry out activities assigned to it under the Research Program.

3.1.2    Project Limitation. The Parties acknowledge and agree that no more than [***] Projects may be active simultaneously during the Research Term, unless otherwise mutually agreed to in a JSC meeting.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

3.1.3    Project Workflow. Without limiting, and subject to, the applicable Work Plan, each Project shall comprise the following phases:

(a)    Target Selection. The Parties acknowledge and agree that the first [***] Projects shall be directed towards the Lilly Initial Targets. For the remaining [***] Projects, Lilly may nominate any Target (i.e., either a Difficult Target or Soft Target) to AbCellera in writing during the Research Term (each, a “Nomination Notice”), and AbCellera shall conduct an assessment of the capability of the AbCellera Platform to generate or identify a Lead within [***] Business Days following its receipt of a Nomination Notice (“Feasibility Assessment”). The final (i.e., ninth (9th)) Target corresponding to the final (i.e., ninth (9th)) Project shall be nominated by Lilly no later than twelve (12) months before the end of the Research Term, unless a Lilly Target is subject to replacement during the twelve (12) month period before the end of the Research Term. Promptly following completion of each Feasibility Assessment, AbCellera shall notify Lilly whether such assessment was positive or negative and, if negative, such supporting data as Lilly may reasonably request in connection therewith. If the Feasibility Assessment is positive, then Lilly shall have [***] Business Days to affirm its interest in the Target, and if Lilly does not provide notice that it does not want to forego such Target, then such Target will be deemed a Lilly Target as of the date that Lilly affirms its interest or upon the [***] Business Day after AbCellera notifies Lilly regarding the result of the Feasibility Assessment. Without limiting the foregoing, in the event (i) the Feasibility Assessment is negative, or (ii) Lilly elects to forgo pursuing a Target nominated by it by providing notice thereof during such [***] Business Day period, Lilly may propose another Target in place of such Target.

(b)    Lead Generation.

(i)    Work Plan. Within thirty (30) days of designation of a Target as a Lilly Target in accordance with Section 3.1.3(a), (1) the JSC will convene and determine the Critical Success Factors for the Project directed to such Lilly Target, and (2) AbCellera will generate the Work Plan for the Project directed to such Lilly Target, which Work Plan shall include reagents, assays, immunization strategies, screening approach, and expression and characterization activities appropriate to meet the relevant Critical Success Factors; provided that (A) AbCellera will take into consideration in good faith any input given by Lilly in generating such Work Plan, and (B) such Work Plan shall be subject to the JSC’s approval.

(ii)    Assay Development and Test Screen. Promptly following approval of a Work Plan (and in any event within ten (10) Business Days), AbCellera will initiate immunizations and assay development activities, and subsequently, when such activities are complete, run a test screen (collectively, “Preliminary Assessment”) to assess the likelihood of generating or identifying Hits and Leads for the relevant Lilly Target.

(iii)    Go/No Go. AbCellera will share the results of each Preliminary Assessment with Lilly, and the JSC will determine whether to proceed to a screening campaign based on such Preliminary Assessment. In the event AbCellera (or its JSC representative) votes to not proceed with a given Lilly Target based on such Preliminary Assessment, AbCellera shall provide to Lilly a detailed basis of its reasons for advocating not to proceed with such Lilly Target.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(iv)    Screening. If the JSC determines to proceed to a screening campaign based on the Preliminary Assessment, then AbCellera will perform antibody discovery activities (“Hit Discovery”) according to the applicable Work Plan using experimental conditions identified during the Preliminary Assessment to discover and provide Hits that meet the Hit Success Factors or are otherwise designated Hits by the JSC, and then deliver such Hits to Lilly.

(v)    Testing. Upon receipt of Hits from AbCellera, Lilly shall test such Project Antibodies in biophysical assays.

(vi)    Data Sharing. Lilly will share data from the biophysical assays used to validate a given Hit as a Lead (such results for all Projects, “Lilly Generated Program Results”) with AbCellera.

(c)    Lead Determination/Completion. The JSC, at any point during a Project, may determine that at least one Project Antibody for such Project meets or exceeds the applicable Lead Success Factor to satisfy requirements of being a Lead.

(d)    General Cooperation. Without limiting the foregoing, AbCellera will support Lilly, as appropriate and as requested by Lilly, in the research leading up to designation of the Lead by the JSC for the Lilly Targets.

(e)    COVID-19 Antibodies and COVID-19 Products. Notwithstanding the foregoing subclauses of this Section 3.1.3, with respect to COVID-19 Antibodies and COVID-19 Products, Lilly will, at its cost (except as otherwise provided in Section 5.2.2), have the sole right and responsibility (as between the Parties) for, in consultation with AbCellera, the execution of a clinical development plan for COVID-19 Antibodies and COVID-19 Products (“COVID-19 Clinical Development Plan”, and the Project conducted under the COVID-19 Clinical Development Plan, the “COVID-19 Program”)), including all regulatory submissions and activities necessary to enable the approval and ultimate launch of at least one COVID-19 Product. The COVID-19 Clinical Development Plan shall be deemed to be a Work Plan for purposes of this Agreement.

3.1.4    Research Term. The Research Program shall commence on the Effective Date and shall conclude four (4) years thereafter (such period, the “Research Term”). The Research Term may be extended as the Parties determine upon mutual written agreement.

3.1.5    Conduct of Research Program. Each Party:

(a)    shall conduct its responsibilities under the Research Program, as assigned to it under the Work Plan and shall use Commercially Reasonable Efforts to achieve the objectives and timelines within the Work Plan.

(b)    conduct the Research Program in compliance with all Applicable Laws and in accordance with GLPs, GCPs and GRPs to the extent applicable.

(c)    may utilize the services of its Affiliates and, to the extent permitted under this Agreement, utilize Third Parties to perform those activities assigned to it under the Research Program.

3.1.6    Replacement Targets. During the Research Term, on a Project-by-Project basis prior to initiation of Hit Discovery by AbCellera, if the JSC determines that a Lilly Target in a given Project (relative to other Target opportunities) no longer warrants further research under the Research Program, Lilly may elect to replace such Lilly Target with a different Target by providing AbCellera with written notice thereof and nominating such replacement Target (each, a “Proposed Replacement Target”); provided, that the selection of any Proposed Replacement Target as a Lilly Replacement Target shall be subject to the provisions of Sections 3.1.2 and 3.1.3(a) of this Agreement. For clarity, subject to the foregoing, Lilly may nominate such Proposed Replacement Target anytime during the Research Term, including during the final twelve (12) months of the Research Term if such Proposed Replacement Target replaces a Lilly Target that was discontinued during the final twelve (12) months of the Research Term. Such Proposed Replacement Target shall become a Lilly Replacement Target and, therefore, subject to the procedure set forth in Section 3.1.3(a), also become a Lilly Target and the replaced Target shall be deemed a discontinued target (“Lilly Discontinued Target”). For clarity, any Lilly Discontinued Target shall not count against Lilly’s total of nine (9) Projects (i.e., the Lilly Replacement Target shall take the place of one of the nine (9) Projects that was previously directed to the Lilly Discontinued Target).

3.1.7    Provision of Materials. Lilly will provide AbCellera with such physical materials in such quantities, and on such timing, as may be specified in an applicable Work Plan or otherwise agreed by the Parties. As between the Parties, Lilly shall retain ownership of any such provided materials at all times. This Agreement shall not be construed as granting any rights to Lilly’s interests in such materials. Any such materials provided to AbCellera shall be accompanied by a materials transfer record substantially in the form of Exhibit 3.1.7 (each a “Materials Transfer Record”). Each such Materials Transfer Record shall be signed by an officer of AbCellera and returned to Lilly. ABCELLERA ACKNOWLEDGES THAT ANY SUCH MATERIALS ARE BEING SUPPLIED WITH NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE MATERIALS WILL NOT INFRINGE ANY PATENT OR PROPRIETARY RIGHTS OF ANY THIRD PARTY.

3.2    Subcontracts. Subject to the terms and conditions of this Agreement, the Parties may subcontract to Affiliates and Third Parties portions of its obligations under this Agreement; provided, however, with respect to any such subcontracting between AbCellera and a Third Party, AbCellera shall be required to (a) provide notice to Lilly thereof, (b) receive written consent from Lilly thereof (such consent shall not be unreasonably withheld, conditioned or delayed) and (c) enter into appropriate agreements with such Third Party subcontractor with respect to non-disclosure of Confidential Information and ownership of any intellectual property developed in the course of subcontracted activities that are consistent with the terms and conditions of this Agreement. Each Party shall remain liable to the other Party for any act or omission of its subcontractor.

3.3    Records and Reports.

3.3.1    AbCellera Records of Activities under Research Program. AbCellera shall maintain records, for so long as necessary to comply with Applicable Laws or reasonably necessary to support the prosecution, maintenance and enforcement of intellectual property rights (including Patent Rights) in accordance with Article 7 below, regarding its conduct of the Research Program after the applicable activity, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect the work done and results achieved by AbCellera in the performance of the Research Program, including records of FTEs in order to validate and confirm any FTE costs for Cancelled Projects.

3.3.2    Copies and Review of Records. During the period that such records are required to be maintained pursuant to Section 3.3.1, Lilly shall have the right to review and copy, with reasonable notice, any records referred to in Section 3.3.1, and as otherwise necessary to conduct a GRP-compliance audit, solely for purposes of exercising its rights or fulfilling its obligations under this Agreement. Upon reasonable request, AbCellera shall provide copies of the records described in Section 3.3.1, at Lilly’s request and expense. Lilly shall have the right to arrange with AbCellera for its employee(s) or consultant(s) involved in the activities contemplated hereunder to visit the offices and laboratories of AbCellera and any of its contractors during normal business hours and upon reasonable notice, and to discuss the Research Program work and its results in detail with the technical personnel and consultant(s); provided, that any such visits shall occur no more frequently than twice per Calendar Year. Notwithstanding the foregoing, AbCellera shall have no obligation to disclose any information or Know-How related to the AbCellera Platform that are trade secrets.

3.4    Development and Commercialization by Lilly. Subject to the terms and conditions of this Agreement, Lilly (itself or through its Affiliates or Third Parties) shall have the sole responsibility and exclusive right to further develop, manufacture, commercialize and otherwise exploit any Project Antibodies, Candidate Antibodies, COVID-19 Antibodies or Products upon the conclusion of the Research Program.

3.5    Development Reports. For each Lilly Target for which a Candidate Antibody has been designated, and with respect to each COVID-19 Antibody that is the subject of an IND filing, until the date on which the associated Product receives Marketing Authorization in the United States, for so long as Lilly is conducting development activities with respect to such Product for such Lilly Target, Lilly, by March 1 of each Calendar Year, shall provide to AbCellera a high-level written summary describing the status of development activities for such Product that it has conducted during the previous twelve (12) month period and any milestones it expects to achieve for such Product in the following twelve (12) months.

4.    GOVERNANCE

4.1    Project Leader. Within ten (10) days of the Effective Date with respect to the Initial Lilly Targets, and within thirty (30) days of finalizing any other Work Plans, Lilly and AbCellera will each assign one (1) employee to serve as primary point of contact between the Parties with respect to a given Project (each, a “Project Leader”). The Project Leaders shall regularly communicate with each other to address Project-related issues, needs and updates. Either Party, upon prior notice to the other Party, may change its Project Leader. Except for those Disputes that are subject to the purview of the JSC, prior to submitting any Dispute to the dispute resolution mechanism set forth in Section 15.5, the Project Leaders shall attempt, for a period of thirty (30) days, to resolve such Dispute.

4.2    Alliance Manager. Within ten (10) days of the Effective Date, each Party shall also appoint an individual to act as the Alliance Manager for such Party. Each Alliance Manager shall thereafter be permitted to attend meetings of the JSC and any sub-committee as a nonvoting observer. The Alliance Managers shall be the primary point of contact for the Parties regarding the collaboration activities contemplated by this Agreement (other than the activities/responsibilities of the Project Leader outlined in Section 4.1 above) and shall help facilitate all such activities hereunder.

4.3    Joint Steering Committee. The Parties will establish, as soon as practicable after the Effective Date, a Joint Steering Committee (the “JSC”) to oversee and coordinate the activities of the Parties under the Research Program in accordance with the remainder of this Article 4. The JSC shall be comprised of two (2) employees from Lilly and two (2) employees from AbCellera, with each Party designating one (1) such employee as its JSC co-chairperson. Subject to the foregoing, each Party shall appoint its respective representatives to the JSC from time to time, and may change its representatives, in its sole discretion, effective upon notice to the other Party designating such change. Representatives from each Party shall have appropriate technical credentials, experience and knowledge pertaining to and ongoing familiarity with the Research Program. Lilly’s designee will be responsible for calling meetings of the JSC, circulating agenda and performing administrative tasks required to assure efficient operation of the JSC. The JSC shall be promptly disbanded upon completion of the Research Program.

4.4    JSC Meetings. The JSC shall meet in accordance with a schedule established by mutual written agreement of the Parties no less frequently than once every three (3) months until expiration of the Research Term. The location for meetings shall alternate between AbCellera and Lilly facilities (or such other location as is determined by the JSC). Alternatively, the JSC may meet by means of teleconference, videoconference or other similar means. As appropriate, additional employees or consultants may from time to time attend the JSC meetings as nonvoting observers, provided that any such consultant shall agree in writing to comply with the confidentiality obligations under this Agreement; and provided further that no Third Party personnel may attend unless otherwise agreed by both Parties. Each Party shall bear its own expenses related to the attendance of the JSC meetings by its representatives. Each Party may also call for special meetings to resolve particular matters requested by such Party. Lilly’s designee shall keep minutes of each JSC meeting that records in writing all decisions made, action items assigned or completed and other appropriate matters. Lilly shall send meeting minutes to all members of the JSC within ten (10) Business Days after a meeting for review. Each member shall have ten (10) Business Days from receipt in which to comment on and to approve/provide comments to the minutes (such approval not to be unreasonably withheld, conditioned or delayed). If a member, within such time period, does not notify Lilly that s/he does not approve of the minutes, the minutes shall be deemed to have been approved by such member.

4.5    JSC Functions. The JSC’s responsibilities with respect to the Research Program are as follows:

(i)    Overseeing and coordinating the activities of the Parties under the Research Program;

(ii)    Periodically reviewing the progress of the Research Program;

(iii)    Updating or modifying the Work Plans, including by making changes to payments to be made to AbCellera as and to the extent necessary to cover extensions of the Work Plan or reduce payments if less work will be performed;

(iv)    Determining the Critical Success Factors (as proposed by Project Leaders) for each Project that will be conducted for a Lilly Target;

(v)    Determining, at any point during a Project that at least one Hit developed for the Project meets or exceeds Critical Success Factors, in which case the JSC shall advance the Lead to Lilly; and

(vi)    Determining whether a Project is not achievable for any reason, and a Lilly Target (relative to other target opportunities) no longer warrants further research under the Research Program.

4.6    JSC Decision Making and Disputes. The JSC will endeavor to make decisions by consensus, with each of Lilly and AbCellera having one vote. If consensus is not reached by the Parties’ representatives pursuant to such vote, then the matter may be escalated by either Party to designated officers of both Lilly and AbCellera with appropriate decision making authority for resolution in accordance with Section 15.5. In the event the designated officers are unable to resolve the issue within thirty (30) days, Lilly has and shall have the right to make the final decision with respect to such dispute, provided that Lilly will not have the right to unilaterally revise the Work Plan or to obligate AbCellera to perform any task or expend any resources outside of or beyond its express obligations under this Agreement. For clarity and notwithstanding the creation of the JSC, each Party shall retain the rights, powers and discretion granted to it hereunder, and the JSC shall not be delegated or vested with such rights, powers or discretion unless such delegation or vesting is expressly provided herein, or the Parties expressly so agree in writing. The JSC shall not have the power to amend, waive or modify any term of this Agreement, and no decision of the JSC shall be in contravention of any terms and conditions of this Agreement. It is understood and agreed that issues to be formally decided by the JSC are limited to those specific issues that are expressly provided in this Agreement to be decided by the JSC.

5.    FINANCIAL PROVISIONS

5.1    Upfront Payment. In consideration for the rights granted to Lilly pursuant to this Agreement, Lilly shall pay to AbCellera a one-time, non-refundable, upfront payment of Twenty Five Million USD (USD $25,000,000) within ten (10) Business Days following Lilly’s receipt of a copy of an executed amendment to the NIH License Agreement; provided that such amendment is reasonably acceptable to Lilly.

5.2    Research Program Funding.

5.2.1    Research Program Fees. Within thirty (30) days following a Target being deemed a Lilly Target pursuant to Section 3.1.3(a), Lilly will pay AbCellera, subject to Section 5.3, an amount equal to (a) [***] for each Lilly Target that is a Difficult Target, and (b) [***] for each Lilly Target that is a Soft Target (each such payment, a “Research Program Fee”) in consideration for AbCellera’s activities conducted under the Research Program with respect to each such Lilly Target. For clarity, (1) the Research Program Fees for the Lilly Initial Targets shall be due within thirty (30) days of the Effective Date; (2) there is no Research Program Fee associated with SARS- CoV-2; and (3) the Research Program Fee is not a milestone payment, and AbCellera and Lilly shall each bear all expenses it incurs in performance under this Agreement, except as otherwise expressly set forth in this Agreement.

5.2.2    COVID-19 Program Costs.

(a)    All costs associated with the performance of the COVID-19 Program (including general overhead reasonably allocable to the COVID-19 Program, “Costs”) will be shared equally between the Parties up to a total of [***] (i.e., up to a total of [***] per Party); provided, that Costs shall be reduced for purposes of cost sharing by any Third Party grant funding that the Parties are able to procure to support the COVID-19 Program. Each Party shall use reasonable efforts to procure such Third Party grant funding, provided that the terms of the grant shall not have an adverse impact on either Party’s rights under this Agreement. On a monthly basis, Lilly will invoice AbCellera for the Costs that Lilly incurred during the previous month and AbCellera will pay all invoices (or portions thereof) within thirty (30) days of receipt of such invoice. For clarity, Lilly shall be, as between the Parties, solely responsible for any costs associated with the COVID-19 Program that exceed [***].

(b)    At least ninety (90) days before each January 1 during the Term and while AbCellera is sharing Costs pursuant to Section 5.2.2(a), Lilly will prepare, and the JSC will approve, a budget that sets out the estimated aggregate Costs to be incurred for the succeeding Calendar Year, on a Calendar Quarter-by-Calendar Quarter basis (the “COVID-19 Budget”); provided, that the initial COVID-19 Budget will be prepared contemporaneously with the preparation of the COVID-19 Clinical Development Plan. Lilly shall have the right to request a modification of the COVID-19 Budget at any time during the Term and the JSC will promptly meet to review and consider such modification; provided, that, Lilly will have final decision making authority with respect to increasing the COVID-19 Budget without the prior consent of AbCellera’s JSC representatives.

5.3    FTE Funding and Retained Fees for Cancelled Projects. If a given Project becomes a Cancelled Project, AbCellera shall be entitled to keep the Research Program Fee previously paid by Lilly for such Cancelled Project; provided, that, if a Target becomes the subject of a new Project in accordance with Section 3.1.3(a) (including any Lilly Replacement Targets), then the Research Program Fee payable by Lilly for such new Project shall be reduced by the Retained Fee.

5.4    Development Milestones. In accordance with Section 6.1.1, upon first achievement of each milestone set forth in the table below for the first Product to achieve such milestone with respect to a particular Lilly Target (each, a “Development Milestone Event”), Lilly shall make the corresponding milestone payment to AbCellera (each, a “Development Milestone Payment”). For clarity, each of the Development Milestone Payments will be payable only once per Lilly Target for the first Product to achieve such milestone with respect to such Lilly Target regardless of how many Products may be directed to the same Lilly Target or how many times a given Development Milestone Event is achieved with respect to a given Lilly Target. Moreover, notwithstanding anything to the contrary, if one Product may be directed to more than one Lilly Target, AbCellera shall still only be entitled to Development Milestones on such Product once. For clarity, since there are a potential for a maximum of nine (9) Lilly Targets under this collaboration, AbCellera, at most, may be entitled to Development Milestones for nine (9) Products and only under circumstances where Lilly achieves the Development Milestones for each of the nine (9) different Products and each of the Products is associated with a different Lilly Target.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

5.4.1    Products Other Than COVID-19 Products.

	Development Milestone Events	Milestone Payments
1.	[***]	[***]
2.	[***]	[***]
3.	[***]	[***]
4.	[***]	[***]
5.	[***]	[***]
6.	[***]	[***]

	[***]	[***]

5.4.2    COVID-19 Products.

	Development Milestone Payments	Milestone Payments
1.	[***]	[***]
2.	[***]	[***]
3.	[***]	[***]
4.	[***]	[***]
5.	[***]	[***]
6.	[***]	[***]

	[***]	[***]

5.5    Royalties.

5.5.1    Royalty Payments. During the Royalty Term with respect to a given Product and country, Lilly shall pay AbCellera a royalty (each such royalty payment, a “Royalty”) on Net Sales of such Product in such country at the rate of:

(a)    with respect to a Product other than a COVID-19 Product [***]; and

(b)    with respect to a COVID-19 Product, (i) [***] percent ([***]%) for [***] such COVID-19 Product that are less than or equal to One Hundred Twenty Five Million Dollars ($125,000,000) on a cumulative basis, and (ii) [***] percent ([***]%) for [***] such COVID-19 Product that are greater than One Hundred Twenty Five Million Dollars ($125,000,000).

(c)    For clarity, only a single Royalty will be due with respect to a given Product regardless of the number of Project Antibodies incorporated into such Product and regardless of the number of Lilly Targets that such Product may bind.

5.5.2    Royalty Term. The Royalty will be payable on a Product-by-Product and country-by-country basis [***] (the “Royalty Term”).

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

5.5.3    Royalty Step-Down Provision. The royalties under Section 5.5.1 shall be reduced by the following step-down provisions:

(a)    Third Party Royalties – Anti-Stacking. If Lilly or a Selling Party determines that a license from a Third Party is necessary or useful for Lilly or its Selling Party to develop, manufacture, commercialize or otherwise exploit a Product in a particular country, Lilly shall have the right to deduct [***] of all upfront, royalty or other payments due under such license with the Third Party from the royalty owing to AbCellera for such Product under Section 5.5.1 of this Agreement; provided, that in no event shall the royalties owed under Section 5.5.1 with respect to a Product in a country be reduced by operation of this Section 5.5.3(a) by more than an aggregate of [***] of what would otherwise be owed under Section 5.5.1 with respect to such Product in such country.

(b)    No Valid Claim; Generic Equivalents. Notwithstanding Section 5.5.1 above, on a Product-by-Product, country-by-country, and Calendar Quarter-by-Calendar Quarter basis, Lilly shall have the right to reduce applicable Royalty payments by reference to either (but not both) of the following subsections:

(i)    if such Product is not Covered by one or more Valid Claims in such country during such Calendar Quarter, then the royalty rate at which Lilly is required to pay AbCellera on the Net Sales of such Product in such country shall be reduced by [***]; or

(ii)    if there is a bona fide commercial sale of one or more Generic Equivalents of such Product by a Third Party or Third Parties in such country, then the royalty rate at which Lilly is required to pay AbCellera on the Net Sales of such Product in such country shall be reduced by [***]; provided, that, if sales of such Generic Equivalent(s) represent at least [***] of total sales in such country on a unit basis (as measured against the total sales of the Product and its Generic Equivalent(s) in such country), then the royalty rate payable by Lilly with respect to Net Sales of the Product in such country shall be reduced by [***], and Lilly shall have no obligation to pay any royalties to AbCellera on such Product in such country. A “Generic Equivalent” of a Product means, with reference to a Product, any biologic or pharmaceutical product that is sold by a Third Party (other than a licensee of Lilly or any of its Affiliates) and that is approved for marketing and/or sale by a Regulatory Authority in reliance on or using data from the regulatory filings for the Product that were submitted by Lilly, its Affiliates, or their licensees, and that either (1) in the United States, is a “therapeutically equivalent”, “biosimilar”, “comparable”, or “interchangeable” product, as evaluated by the FDA; or (2) outside the United States, meets such equivalent determination by the applicable Regulatory Authorities.

6.    REPORTS AND PAYMENT TERMS

6.1    Payment Terms.

6.1.1    Milestone Payments. Lilly shall provide AbCellera with notice of the achievement of each Development Milestone Event within forty five (45) days of becoming aware thereof and make the corresponding Development Milestone Payment within sixty (60) days after becoming aware of such achievement.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

6.1.2    Net Sales Reports and Royalties Due. During the Term, following the First Commercial Sale of a Product, Lilly shall furnish to AbCellera a written report for each Calendar Quarter showing the Net Sales by Product sold by Lilly and its Selling Parties during the reporting Calendar Quarter, the Royalties payable under this Agreement, and the manner and basis for any currency conversion in accordance with Section 6.2. Reports shall be due no later than sixty (60) days following the end of each Calendar Quarter. Royalties shown to have accrued by each report provided under this Section 6.1.2 shall be due and payable on the date such report is due.

6.2    Payment Currency / Exchange Rate. All payments to be made by Lilly to AbCellera under this Agreement shall be made in USD. Payments to AbCellera shall be made by electronic wire transfer of immediately available funds to the account of AbCellera, as designated in writing to Lilly. Lilly’s then current standard exchange rate methodology will be employed for the translation of foreign currency sales into United States dollars. This methodology is used by Lilly in the translation of its foreign currency operating results, is consistent with generally accepted accounting principles, is audited by Lilly’s independent certified public accountants in connection with the audit of the consolidated financial statements of Lilly, and is used for external reporting of foreign currency operating results.

6.3    Taxes. Each Party shall be responsible for its own tax liabilities arising under this Agreement. Subject to this Section 6.3, AbCellera shall be liable for all income and other taxes (including interest) (“Taxes”) imposed upon any payments made by Lilly to AbCellera under this Agreement (“Agreement Payments”). If Applicable Laws require the withholding of Taxes, Lilly shall make such withholding payments in a timely manner and shall subtract the amount thereof from the Agreement Payments. Lilly shall promptly (as available) submit to AbCellera appropriate proof of payment of the withheld Taxes as well as the official receipts within a reasonable period of time. Lilly shall provide AbCellera reasonable assistance in order to allow AbCellera to obtain the benefit of any present or future treaty against double taxation or refund or reduction in Taxes which may apply to the Agreement Payments.

6.4    Records and Audit Rights.

6.4.1    Records. Lilly will keep (and will cause its Selling Parties to keep) complete, true and accurate books and records in sufficient detail for AbCellera to determine payments due to AbCellera under this Agreement, including Royalties. Each Party will keep (and will cause its Selling Parties to keep) complete, true and accurate books and records in sufficient detail to allow the other Party to confirm those expenses incurred by the first Party and its Selling Parties for which the other Party is obligated to pay under this Agreement. Each Party will keep such books and records for at least three (3) years following the end of the Calendar Year to which they pertain.

6.4.2    Audit Rights. During the Term, AbCellera shall not more than once each year have the right to have Lilly’s independent certified public accountants inspect Lilly’s records for one preceding year for the purpose of determining the accuracy of royalty payments. No period will be audited more than once. AbCellera shall submit an audit plan, including audit scope, to Lilly for Lilly’s approval, which shall not be unreasonably withheld, prior to audit implementation. The independent certified public accountants shall keep confidential any information obtained during such inspection and shall report to AbCellera and Lilly only the amounts of Net Sales and royalties due and payable. If determined that additional royalties are owed, or that royalties were overpaid, during such period, Lilly will pay AbCellera the additional royalties, or AbCellera will refund Lilly the overpaid royalties within thirty (30) days of the date the independent certified public accountants written report is received by the paying Party. The fees charged by such accounting firm will be paid by AbCellera unless any additional royalties owed exceed [***] of the royalties paid for the royalty period subject to the audit, in which case Lilly will pay the reasonable fees of the accounting firm.

6.4.3    Applicability of Payment Obligations. In the event Lilly sells, licenses, transfers, or otherwise disposes all or any portion of its rights and obligations under this Agreement (volunteered or as obligated under the applicable Regulatory Authority) with respect to any Product to an Affiliate or Third Party (excluding any transfer of this entire Agreement under Section 15.1), Lilly shall (i) ensure that each of its Affiliates or any Third Party is bound by a written agreement that is consistent with and subject to the applicable terms and conditions of this Agreement, including, to the extent applicable, Sections 5.4 and 5.5 of this Agreement to the same extent as Lilly, and includes this Section 6.4.3 in any of its agreements to sell, license, transfer, or otherwise dispose any rights with respect to any Product to others, (ii) provide prompt written notice of any such sale, license, transfer, or other disposition to AbCellera after the full execution of the definitive agreement with a Third Party, including the identity of the applicable Candidate Antibody(ies) and/or Product(s), and the identity of the purchaser, licensee, transferee, or other recipient thereof, and (iii) Lilly shall remain responsible for the performance of the applicable terms and conditions of this Agreement by such Affiliate or Third Party. Lilly shall ensure that any such transfer arrangement is consistent with the terms of this Agreement.

7.    INTELLECTUAL PROPERTY RIGHTS

7.1    Ownership of Inventions. Ownership of all Inventions, including Patent Rights and other Intellectual Property Rights with respect to such Inventions, shall be as set forth in this Article 7. Determination of inventorship of Inventions shall be made in accordance with US laws. Each Party will continue to own any Patent Rights, Know-How, and other Intellectual Property Rights that it owned prior to the Effective Date or created or obtained outside the scope of this Agreement, or which it licenses to the other Party under this Agreement. Except as otherwise provided in the foregoing sentences, and subject to Section 7.2 pertaining to the assignment of Product IP to Lilly, Inventions that are made solely by AbCellera (and all Intellectual Property Rights therein, including the Patent Rights claiming them) shall be owned solely by AbCellera; Inventions that are made solely by Lilly (and all Intellectual Property Rights therein, including the Patent Rights claiming them) shall be owned solely by Lilly; and Joint Inventions (and the Joint Patent Rights claiming them) shall be owned jointly by the Parties. Subject to Article 2 and Article 11, each Party has the right to grant licenses under such Joint Inventions (and the Joint Patent Rights claiming them) to any Third Party without the consent of, or accounting to, the other Party.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

7.2    Assignment of Program Results and Product IP. AbCellera hereby assigns, in its entirety, all its rights, title and interest in the Program Results, including any and all Intellectual Property Rights related thereto (including any intellectual property that but for this assignment to Lilly would be AbCellera Intellectual Property) but only to the extent such Intellectual Property Rights does not relate to the AbCellera Platform (collectively the “Product IP”) to Lilly. Product IP shall be considered to be owned by Lilly upon its creation. AbCellera will promptly transfer and disclose to Lilly the Product IP and, as applicable, in the format reasonably requested by Lilly as soon as such Product IP is identified by AbCellera. Furthermore, upon Lilly’s request, AbCellera agrees that it will promptly execute any and all current and future documents reasonably necessary or useful to ensure that such assignment is legally effective. If Lilly is unable to secure AbCellera signature to apply for or to pursue any application for any United States or foreign patent, trademark, copyright or other registration covering Product IP assigned to Lilly hereunder, then AbCellera hereby irrevocably designates and appoints Lilly and its duly authorized officers and agents as AbCellera’s agent and attorney-in-fact, to act for and on AbCellera’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters of patent or trademark, copyright or other registrations thereon with the same legal force and effect as if executed by AbCellera. Any such attorney-in-fact or actions on AbCellera’s behalf shall be solely limited to Product IP and in no event extend beyond lawfully permitted acts related to the prosecution and issuance of letters of patent or trademark, copyright or other registrations for Product IP. For purpose of clarity, Lilly, as the sole owner of such Product IP pursuant to the assignment under this Section 7.2, shall have all rights and interest in such Product IP and, therefore, shall be entitled to freely use such Product IP to fully exploit such rights including utilizing such Product IP to research, develop, commercialize and otherwise exploit the Project Antibodies (including Hits and Leads), Candidate Antibodies, and Products. For clarity, in furtherance of the foregoing, AbCellera shall not file any patents covering or claiming any Program Results, Project Antibody(ies) (including Hit(s) or Lead(s)), Candidate Antibodies, or Product(s), except in accordance with Section 7.3.5.

7.3    Patent Prosecution and Maintenance.

7.3.1    Definitions. As used in this Section 7.3, “prosecution” includes (a) all communication and other interaction with any patent office or patent authority having jurisdiction over a patent application in connection with pre-grant proceedings and (b) interferences, reexaminations, reissues, oppositions, and the like.

7.3.2    AbCellera Patent Rights. Subject to Section 7.3.5, AbCellera, at AbCellera’s expense, has the sole right to control the preparation, filing, prosecution and maintenance of AbCellera Patent Rights using patent counsel of AbCellera’s choice. To the extent Lilly cannot obtain information regarding prosecution and maintenance of AbCellera Patent Rights from the patent office in the relevant jurisdiction via a public portal (e.g. Public PAIR, Global Dossier), upon Lilly’s request, AbCellera will provide copies of as-filed material submissions, if any. AbCellera will promptly provide notice to Lilly of the grant, lapse, revocation, surrender, invalidation or abandonment of any AbCellera Patent Rights licensed to Lilly under this Agreement or to be used by AbCellera in performing the Research Program.

7.3.3    Lilly Patent Rights. Lilly, at Lilly’s expense, shall have the sole right to control the preparation, filing, prosecution and maintenance of Lilly’s Patent Rights using patent counsel of Lilly’s choice. Without limiting the foregoing, Lilly shall have the sole right (but not the obligation) to control the preparation, filing, prosecution and maintenance of Patent Rights claiming Product IP (including any Program Results), including therapeutic methods, pharmaceutical compositions, methods of manufacture, product by process, and also including the genetic sequence of the Project Antibody(ies) (including Hits or Leads), Candidate Antibodies, and Products.

7.3.4    Joint Patent Rights. The Parties shall discuss in good faith and mutually agree on the preparation, filing, prosecution, enforcement, and/or defense of any Joint Patents, including whether one Party should take the lead with respect thereto. Without limiting the foregoing, Lilly and AbCellera shall each be entitled to practice, license, assign and otherwise exploit any such Joint Patents without accounting to the other Party and without the consent of the other Party.

7.3.5    COVID-19 Patent Rights. The Parties shall discuss in good faith and mutually agree on the preparation, filing, prosecution, enforcement, and/or defense of any Patent Rights claiming COVID-19 IP (“COVID-19 Patent Rights”). If the Parties determine to file any COVID-19 Patent Rights, then (a) any such COVID-19 Patent Rights shall be owned by AbCellera except to the extent related to Manufacturing Technology which shall be owned by Lilly, (b) Lilly shall have the sole right to control the preparation, filing, prosecution and maintenance of COVID-19 Patent Rights using patent counsel of Lilly’s choice, (c) the Parties shall equally share the costs of any the preparation, filing, and prosecution of any COVID-19 Patent Rights (with AbCellera reimbursing Lilly for such costs promptly following an invoice therefor), and (d) AbCellera shall have the right to review and comment on any material filings relating to COVID-19 Patent Rights.

7.3.6    Cooperation in Prosecution. Each Party shall provide the other Party all reasonable assistance and cooperation in the patent prosecution efforts provided above in Section 7.3, including providing any necessary powers of attorney and assignments of employees of the Parties and their Affiliates and sublicensees and Third Party contractors and executing any other required documents or instruments for such prosecution. All communications between the Parties relating to the preparation, filing, prosecution or maintenance of the AbCellera Patent Rights, including copies of any draft or final documents or any communications received from or sent to patent offices or patenting authorities with respect to such Patent Rights, shall be considered Confidential Information, subject to Article 8. For clarity, all such communications regarding the AbCellera Patent Rights shall be the Confidential Information of AbCellera.

7.4    Enforcement and Defense.

7.4.1    Notice. Each Party shall provide prompt notice to the other Party of any infringement of AbCellera Patent Rights which cover a Product then under development or being commercialized of which such Party becomes aware (an “Infringement”). Subject to the provisions of Sections 7.4.2, and 7.4.3, Lilly and AbCellera shall thereafter consult and cooperate fully to determine a course of action, including the commencement of legal action by either or both Lilly and AbCellera, to terminate any such Infringement of a AbCellera Patent Right; provided, however, if the Parties cannot agree to the specific course of action the provisions of Sections 7.4.2 and 7.4.3 shall continue to apply. For clarity, the approach to enforcement and defense of Joint Patents will be agreed pursuant to Section 7.3.4.

7.4.2    AbCellera Patent Rights. Except as otherwise provided below in this Section 7.4.2, AbCellera shall have the first right to enforce the AbCellera Patent Rights with respect to any Infringement, and to defend any declaratory judgment action with respect thereto, at its own expense and by counsel of its own choice and in the name of AbCellera and shall notify Lilly of such enforcement actions. If AbCellera fails to bring or defend any such action against an Infringement within (a) one hundred and eighty (180) days following the notice of alleged Infringement or (b) ten (10) days before the time limit, if any, set forth in Applicable Laws for the filing of such actions, whichever comes first, Lilly shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and AbCellera shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. In no event shall Lilly admit the invalidity or unenforceability of, or after exercising its right to bring and control an action under this Section 7.4.2, fail to defend the validity or enforceability of, any AbCellera Patent Rights without AbCellera’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

7.4.3    Lilly Patent Rights. Lilly shall have the sole right (but not the obligation) to control the enforcement and defense of Lilly’s Patent Rights. Without limiting the foregoing, Lilly shall have the sole right (but not the obligation) to control the enforcement and defense of Patent Rights claiming Program Results, including therapeutic methods, pharmaceutical compositions, methods of manufacture, product by process, and the genetic sequence of the Project Antibodies (including Hits and Leads), Candidate Antibodies, COVID-19 Antibodies and Products.

7.4.4    Infringement Action. Other than with respect to Lilly’s Patent Rights as provided in Section 7.4.3, in the event a Party brings an Infringement action in accordance with Section 7.4.2 (the “Controlling Party”), such Controlling Party shall keep the other Party reasonably informed of the progress of any such action, and the other Party shall cooperate fully with the Controlling Party, including by providing information and materials, at the Controlling Party’s request and expense and if required to bring such action, the furnishing of a power of attorney or being named as a party. The other Party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party.

7.4.5    Recovery. Except as otherwise agreed by the Parties as part of a cost-sharing arrangement, any recovery obtained by either or both Lilly and AbCellera in connection with or as a result of any action contemplated by Section 7.4.2 (but not Section 7.4.3) involving Product licensed to Lilly herein, whether by settlement or otherwise, shall be shared in order as follows:

(a)    the Party which initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action;

(b)    the other Party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action; and

(c)    the portion of any recovery remaining, whether by settlement or judgment, that is allocable to an Infringement shall be shared between Lilly and AbCellera in the same proportion to the share of profits each would have been entitled to under this Agreement had the remaining recovery represented Lilly sales of Product taking into consideration all costs and expenses Lilly would have incurred in making any such sales. For purposes of clarity, the provisions of this Section 7.4.5 shall not apply to infringement actions that are not involved with or based on the manufacture, use and/or sale (i.e., make, use, offer to sell, sell and/or import) of the Products licensed under this Agreement, and all recoveries for such other infringement actions shall, with respect to the AbCellera Patent Rights, be retained by, or paid to, AbCellera after recovering costs and expenses in the same manner as described in subsections (a) and (b), above.

7.4.6    Notice. In the event that either Party (i) receives a copy of an application submitted to the FDA under subsection (k) of Section 351 of the PHSA (a “Biosimilar Application”), whether or not such notice or copy is provided under any Applicable Laws (including under the Biologics Price Competition and Innovation Act of 2009 (the “BPCIA”), the United States Patient Protection and Affordable Care Act or implementing FDA regulations and guidance) applicable to the approval or manufacture of any biosimilar or interchangeable biological product for which a Product is a “reference product,” as such term is used in the BPCIA, or (ii) otherwise becomes aware that such a Biosimilar Application has been filed (such as in an instance described in Section 351(1)(9)(C) of the PHSA), then such Party shall promptly provide the other Party with written notice. If a Party with the right to initiate legal proceedings under this Agreement lacks standing to do so (or lacks the right under the BPCIA to do so) and the other Party has standing (or the sole right under the BPCIA) to initiate such legal proceedings, such Party with standing shall initiate such legal proceedings at the request and expense of the other Party.

7.4.7    Defense of Infringement Claims. In the event that a claim is brought against either Party alleging the infringement, violation or misappropriation of any Third Party intellectual property right based on the manufacture, use, sale or importation of the Project Antibodies (including Hits and Leads), Candidate Antibodies, COVID-19 Antibodies, or Products, the Parties shall promptly meet to discuss the defense of such claim, and the Parties shall discuss entering into a joint defense agreement with respect to the common interest privilege protecting communications regarding such claim in a form reasonably acceptable to the Parties.

8.    CONFIDENTIALITY

8.1    Duty of Confidence. During the Term and for five (5) years thereafter, all Confidential Information disclosed by one Party to the other Party hereunder shall be maintained in confidence by the receiving Party and shall not be disclosed to any Third Party or used for any purpose, except as set forth herein, without the prior written consent of the disclosing Party (provided that Lilly shall be deemed the discloser of Program Results and Product IP regardless of the Party initially disclosing such and AbCellera (as opposed to Lilly) shall be subject to the confidence and disclosure obligations under this Article with respect to such Program Results and Product IP) The recipient Party may only use Confidential Information of the other Party for purposes of exercising its rights and fulfilling its obligations under this Agreement and may disclose Confidential Information of the other Party and its Affiliates to employees, agents, contractors, consultants and advisers of the recipient Party and its Affiliates, licensees and sublicensees to the extent reasonably necessary for such purposes; provided that such persons and entities are bound by confidentiality and non-use of the Confidential Information consistent with the confidentiality provisions of this Agreement as they apply to the recipient Party. For purposes of clarity, Program Results and Product IP assigned to Lilly under this Agreement shall be deemed Lilly Confidential Information and, as such, Lilly may freely use and/or disclose such Program Results and Product IP as it may, in its sole discretion, choose. All COVID-19 IP shall be considered Confidential Information of both Parties.

8.2    Exceptions. The obligations under this Article 8 shall not apply to any information to the extent the recipient Party can demonstrate by competent evidence that such information:

8.2.1    is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the recipient Party or its Affiliates;

8.2.2    was known to, or was otherwise in the possession of, the recipient Party or its Affiliates on a non-confidential basis prior to the time of disclosure by the disclosing Party;

8.2.3    is disclosed to the recipient Party or an Affiliate on a non-confidential basis by a Third Party that is entitled to disclose it without breaching any confidentiality obligation to the disclosing Party or any of its Affiliates; or

8.2.4    is independently developed by or on behalf of the recipient Party or its Affiliates, as evidenced by its written records, without use of or reference to the Confidential Information disclosed by the disclosing Party or its Affiliates under this Agreement.

8.3    Authorized Disclosures. Subject to this Section 8.3, the recipient Party may disclose Confidential Information belonging to the other Party to the extent permitted as follows:

8.3.1    such disclosure is deemed necessary by counsel to the recipient Party to be disclosed to such Party’s attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the receiving Party, on the condition that such attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations consistent with the confidentiality provisions of this Agreement as they apply to the recipient Party;

8.3.2    disclosure by either Party or its Affiliates to governmental or other regulatory agencies in order to obtain and maintain patents consistent with Article 7 or disclosure by Lilly or a Lilly Affiliate or sublicensee to gain or maintain approval to conduct Clinical Trials for a Product, to obtain and maintain Marketing Authorization or to otherwise develop, manufacture and market Products, but such disclosure may be only to the extent reasonably necessary to obtain and maintain patents or authorizations;

8.3.3    disclosure required in connection with any judicial or administrative process relating to or arising from this Agreement (including any enforcement hereof) or to comply with applicable court orders or governmental regulations; or

8.3.4    If the recipient Party is required by judicial or administrative process to disclose Confidential Information that is subject to the non-disclosure provisions of this Article 8, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed as permitted by this Section 8.3 shall remain otherwise subject to the confidentiality and non-use provisions of this Article 8, and the Party disclosing Confidential Information as permitted by this Section 8.3 shall take all steps reasonably necessary, including obtaining an order of confidentiality and otherwise cooperating with the other Party, to ensure the continued confidential treatment of such Confidential Information. Notwithstanding the foregoing, Receiving Party may disclose Confidential Information of the Disclosing Party (including the terms of this Agreement), without providing advance notice, to the extent such disclosure is required by Governmental Authorities (including tax and securities authorities) or Applicable Law.

8.4    Residual Knowledge. Except to the extent AbCellera has granted exclusive rights to Lilly under this Agreement, each Party shall grant the other Party a non-exclusive license to use, outside the scope of this Agreement and for any purpose, any Know-How or Confidential Information shared in the performance of this Agreement by the other Party solely to the extent such Know-How or Confidential Information has been retained (without intentional memorization) in intangible form in the minds of such Party’s employees (or its Affiliates’ employees) who have had access to such Know-How or Confidential Information pursuant to the terms of this Agreement and without reference to any tangible copies of such Know-How or Confidential Information; provided that such Party’s use of such Know-How or Confidential Information is on an “as is, where is” basis, with all faults and all representations and warranties disclaimed and at such Party’s sole risk. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 8.4 shall, or shall be interpreted to, grant any license to or under any Patent Rights. Furthermore, notwithstanding anything to the contrary in this Agreement, except to the extent AbCellera has granted exclusive rights to Lilly under this Agreement, neither Party is forfeiting any rights that each may have to perform research activities in compliance with 35 U.S.C. § 271(e)(1) or any experimental or research use exemption that may apply in any country.

9.    PUBLICATIONS AND PUBLICITY

9.1    Publications. Notwithstanding anything to the contrary in this Agreement, Lilly shall have the right to publish the results of the Research Program with respect to the Products (with due acknowledgement and/or authorship attributed to AbCellera, as appropriate) and AbCellera shall not undertake any publications regarding the Research Program or any Program Results, Project Antibodies, Candidate Antibodies, COVID-19 Antibodies, Lilly Targets, or Products; provided, that neither Party shall have the right to publish the results of the COVID-19 Program without the other Party’s prior written consent (such consent shall not be unreasonably withheld, conditioned or delayed).

9.2    Publicity. AbCellera shall be permitted to issue an initial press release no later than sixty (60) days following the Effective Date in a form to be mutually agreed upon by the Parties. Either Party may, following the issuance of the above press release, make public statements or disclosures regarding the existence of this Agreement, the identity of the other Party, and those terms of this Agreement that have already been publicly disclosed, in each case without the consent of the other Party; provided, that any such subsequent issuance retains the general context and same meaning of the initial issuance. Neither Party will disclose to the public, any non-public information about this Agreement without the prior written consent of the other Party, except where required for any Applicable Laws (including applicable taxing authority and/or stock exchange rules) or legal process relating to the Party or any Affiliate of the Party or as may be required for actions, procedures, suits, and the like arising out of this Agreement.

10.    TERM AND TERMINATION

10.1    Term. The term of this Agreement (the “Term”) will commence on the Effective Date and (subject to earlier termination in accordance with Section 10.2 or Section 10.3) will expire on the expiration of the last-to-expire Royalty due under Section 5.5. Upon expiration of the Royalty Term with respect to a given country and Product, the licenses granted to Lilly under this Agreement shall become fully paid-up, irrevocable, and perpetual licenses.

10.2    Voluntary Termination by Lilly. Lilly has the right to terminate this Agreement in its entirety or on a Lilly Target-by-Lilly Target or Project-by Project basis (prior to identification of a Lead with respect to such Lilly Target or Project), without cause and in its sole discretion upon ninety (90) days prior written notice to AbCellera. In addition, Lilly has the right to terminate this Agreement in its entirety if a copy of an executed amendment to the NIH License Agreement reasonably acceptable to Lilly has not been provided to Lilly within [***] days of the Effective Date.

10.3    Termination for Cause. If a Party (or its sublicensee) materially breaches this Agreement, the non-breaching Party shall provide the breaching Party with a written notice specifying the nature of the breach, and may state its intention to terminate this Agreement if such breach is not cured. If the material breach is not cured by the allegedly breaching Party (or allegedly breaching sublicensee) within ninety (90) days after the receipt of such notice or if such breach is curable but cannot be cured within the ninety (90) day period, and the allegedly breaching Party (or allegedly breaching sublicensee) fails to commence actions during such period to cure such breach and thereafter fails to use diligent efforts to promptly cure such breach, or the allegedly breaching Party (or allegedly breaching sublicensee) fails to dispute the alleged breach within such ninety (90) day period, then in each case, (i) with respect to a material breach by a Party, the non-breaching Party shall be entitled, without prejudice to any of its other rights under this Agreement, and in addition to any other remedies available to it by law or in equity, to terminate this Agreement by providing written notice to the other Party, and (ii) with respect to a material breach by a sublicensee, Lilly shall terminate the applicable sublicense at the request of AbCellera. If the allegedly breaching Party (or allegedly breaching sublicensee) in good faith disputes such material breach or the failure to cure or remedy such material breach, then (a) within thirty (30) days of receipt of written notice from the other Party of termination, the allegedly breaching Party (or allegedly breaching sublicensee) shall provide a Notice of Dispute in accordance with Section 15.5 and (b) the termination in accordance with the foregoing subclauses (i) or (ii), as applicable, shall be stayed pending resolution of such dispute in accordance with Section 15.5 and the Parties (and the sublicensee, if applicable) shall continue performing their respective obligations, and exercising their respective rights, under this Agreement. If the resolution of such dispute establishes the existence of a material breach, then the breaching Party (and the sublicensee, if applicable) shall have opportunity to cure such breach in accordance with this Section 10.3 prior to any termination becoming effective.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

11.    EFFECTS OF TERMINATION

11.1    Termination of Agreement. If this Agreement terminates for any reason, then:

(a)    no later than sixty (60) days after the effective date of such termination, Lilly shall pay all amounts then due and owing (except that Lilly shall have the right to offset any monies owed to Lilly by AbCellera, if any) as of the termination date;

(b)    each Party shall return or cause to be returned to the other Party, or destroy, all Confidential Information received from the other Party and all copies thereof; provided, however, that each Party may keep one (1) copy of Confidential Information received from the other Party in its confidential files for record purposes;

(c)    to the extent there are activities that need to be wound-down, the Parties shall cooperate in the wind down of such activities under this Agreement in a commercially reasonable manner;

(d)    any sublicense granted by Lilly or its Affiliate to a Third Party under the license granted under Section 2.1, shall survive the termination of this Agreement and become a direct license from AbCellera to such sublicensee only if, (a) in the case of termination of this Agreement for Lilly’s uncured material breach pursuant to Section 10.3, such sublicensee did not cause such uncured material breach or (b) Lilly did not voluntarily terminate this Agreement in full pursuant to Section 10.2; provided, that in no event shall AbCellera have any obligations under such sublicense beyond the obligations expressly set forth in this Agreement; and

(e)    except as expressly set forth otherwise in this Agreement (including under this Section 11.1 and the surviving provisions set forth in Section 11.2), the rights and obligations of the Parties hereunder shall terminate as of the date of such termination.

Finally, in the case of a termination by Lilly under Section 10.3 due to a AbCellera material breach, Lilly may either terminate the Agreement under Section 10.3 or in lieu of exercising such termination right, Lilly shall have the right, by way of written notice to AbCellera, to continue this Agreement in accordance with its terms subject to reducing all payments due from Lilly to AbCellera hereunder by [***].

For clarity, in the case, that a particular termination is not a termination of the Agreement in its entirety but instead on a Project-by-Project or Lilly Target-by-Lilly Target basis, then such above terms will only apply to the Project(s) and/or Lilly Target(s) being terminated.

11.2    Survival. Termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such termination, nor affect in any way the survival of any other right, duty or obligation of the Parties which is expressly stated elsewhere in this Agreement to survive such termination. Without limiting the foregoing and except as expressly set forth otherwise in this Agreement, Articles 1 (to the extent relevant to give effect to other surviving provisions), 5, 6, 9, 11, 13, and 15, and Sections 2.5, 3.3 (for the period set forth in Section 3.3.1), 7.1, 7.2, 8.1-8.3 (inclusive; for the period set forth in Section 8.1), and 8.4 shall survive to the extent applicable. Except as otherwise expressly provided herein, all other rights and obligations of the Parties under this Agreement shall terminate upon termination of this Agreement.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

11.3    Damages; Relief. Termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

11.4    Bankruptcy Code. If this Agreement is rejected by a Party as a debtor under Section 365 of the United States Bankruptcy Code or similar provision in the bankruptcy laws of another jurisdiction (the “Code”), then, notwithstanding anything else in this Agreement to the contrary, all licenses and rights to licenses granted under or pursuant to this Agreement by the Party in bankruptcy to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (or similar provision in the bankruptcy laws of the jurisdiction), licenses of rights to “intellectual property” as defined under Section 101(35A) of the United States Bankruptcy Code (or similar provision in the bankruptcy laws of the jurisdiction). The Parties agree that a Party that is a licensee of rights under this Agreement shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against a Party under the Code, the other Party shall be entitled to a complete duplicate of, or complete access to (as such other Party deems appropriate), any such intellectual property and all embodiments of such intellectual property, if not already in such other Party’s possession, shall be promptly delivered to such other Party (a) upon any such commencement of a bankruptcy proceeding upon written request therefor by such other Party, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of the bankrupt Party upon written request therefor by the other Party. The foregoing provisions of this Section 11.4 are without prejudice to any rights a Party may have arising under the Code.

12.    REPRESENTATIONS AND WARRANTIES

12.1    Representations and Warranties by Each Party. Each Party represents and warrants to the that:

12.1.1    It is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;

12.1.2    It has full corporate power and authority to execute, deliver, and perform this Agreement, and has taken all corporate action required by Applicable Laws and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

12.1.3    This Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, bank moratorium or similar laws affecting creditors’ rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity); and

12.1.4    The execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not and shall not (a) conflict with or result in a breach of any provision of its organizational documents, (b) result in a breach of any agreement to which it is a party; or (c) violate any Applicable Laws.

12.2    Representations, Warranties and Covenants by AbCellera. AbCellera represents, warrants and covenants to Lilly as follows:

12.2.1    AbCellera is either the sole and exclusive owner, or has an exclusive license under the Upstream License Agreements, of all right, title, and interest in the AbCellera Intellectual Property (a) to be used in performing the Research Program, and/or (b) licensed to Lilly hereunder;

12.2.2    The Intellectual Property Rights licensed to Lilly hereunder represents all of the Intellectual Property Rights that are being used by AbCellera or its Affiliates, or that are necessary or useful, for the exploitation of Project Antibodies (including Hits and Leads), Candidate Antibodies, COVID-19 Antibodies, and Products;

12.2.3    AbCellera has the full right, power, and authority to grant the rights and licenses it purports to grant hereunder, or with respect to developing and commercializing COVID-19 Antibodies and COVID-19 Products (including such rights as may be necessary or useful from the U.S. National Institute of Health) shall have the full right, power, and authority to grant the rights and licenses it purports to grant hereunder via amendment to the NIH License Agreement within [***] days of the Effective Date, and neither AbCellera nor any of its Affiliates has granted any Third Party any rights or licenses that would interfere or be inconsistent with Lilly’s rights and licenses hereunder;

12.2.4    Except for the Upstream License Agreements, none of the AbCellera Intellectual Property is subject to any existing royalty or other payment obligations to any Third Party under any agreement or understanding entered into by AbCellera or its Affiliates, and AbCellera has no knowledge of any obligation to pay any royalties or other amounts to any Third Party by reason of Lilly’s use thereof as contemplated by this Agreement;

12.2.5    To AbCellera’s knowledge, use of the AbCellera Intellectual Property by Lilly in accordance with the terms of this Agreement, including Lilly’s exploitation of any Project Antibody, Candidate Antibody, COVID-19 Antibody, or Product will not infringe on or misappropriate the rights of any Third Party, including any Third Party Intellectual Property Rights;

12.2.6    As of the Effective Date, AbCellera has not received any written notice of or any written demand relating to any threatened or pending litigation which would reasonably lead it to believe that Lilly’s exercise of any rights granted by AbCellera under this Agreement in respect of the AbCellera Intellectual Property will infringe any Patent Rights or misappropriate other Intellectual Property Right of any Third Party;

12.2.7    AbCellera has not given any written notice to any Third Party asserting infringement by such Third Party of any of the AbCellera Intellectual Property and, to AbCellera’s knowledge, there is no unauthorized use, infringement or misappropriation of the AbCellera Intellectual Property;

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

12.2.8    AbCellera has used, and will continue to use for the Term, commercially reasonable efforts to protect the confidentiality of those parts of the AbCellera Intellectual Property that constitute confidential or proprietary information of AbCellera;

12.2.9    Except for the Upstream License Agreements and security interest and encumbrances provided to the Series A2 preferred equity investors, AbCellera Controls all right, title and interest in and to the AbCellera Intellectual Property free and clear of all encumbrances, security interests, options and licenses;

12.2.10    AbCellera has the right to assign the Product IP to Lilly under Section 7.2;

12.2.11    AbCellera has not granted, and will not grant during the Term, rights (or other encumbrances) to any Third Party to Product IP that conflict with the rights assigned and/or granted to Lilly hereunder;

12.2.12    There are no claims, actions, or proceedings pending or, to AbCellera’s knowledge, threatened; nor, to AbCellera’s knowledge, are there any formal inquiries initiated or written notices received that may lead to the institution of any such legal proceedings, in each case (or in aggregate) against AbCellera or its properties, assets or business, which if adversely decided, would, individually or in the aggregate, have a material adverse effect on, or prevent AbCellera’s ability to conduct the Research Program or to grant the licenses or rights granted to Lilly under this Agreement;

12.2.13    All employees and agents of, and consultants to, AbCellera are obligated to assign to AbCellera their rights in and to any inventions arising out of their work at AbCellera pursuant to written agreement; and

12.2.14    None of AbCellera, its officers, employees, agents, consultants or any other person used by AbCellera in the performance of the AbCellera Research Activities has been or is (a) debarred, convicted, or is subject to a pending debarment or conviction, pursuant to section 306 of the United States Food Drug and Cosmetic Act, 21 U.S.C. § 335a, (b) listed by any government or regulatory agencies as ineligible to participate in any government healthcare programs or government procurement or non-procurement programs (as that term is defined in 42 U.S.C. 1320a- 7b(f)), or excluded, debarred, suspended or otherwise made ineligible to participate in any such program, or (c) convicted of a criminal offense related to the provision of healthcare items or services, or is subject to any such pending action. AbCellera agrees to inform Lilly in writing promptly if AbCellera or any person who is performing activities under the Research Program is subject to the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending, or to the best of AbCellera’s knowledge, is threatened.

12.3    Limitation. NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT ANY OF THE RESEARCH, DEVELOPMENT AND/OR COMMERCIALIZATION EFFORTS WITH REGARD TO ANY PRODUCT WILL BE SUCCESSFUL.

12.4    No Other Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

13.    INDEMNIFICATION AND LIABILITY

13.1    Indemnification by AbCellera. AbCellera shall indemnify, defend and hold Lilly and its Affiliates, and their respective officers, directors, employees, contractors, agents and assigns (each, a “Lilly Indemnified Party”), harmless from and against losses, damages and liability, including reasonable legal expense and attorneys’ fees, (collectively, “Losses”) to which any Lilly Indemnified Party may become subject as a result of any Third Party demands, claims or actions (“Claims”) against any Lilly Indemnified Party (including product liability claims) arising or resulting from: (a) the negligence or willful misconduct of AbCellera or its Affiliates in connection with this Agreement, or (b) the material breach of any term in or the covenants, warranties, representations made by AbCellera to Lilly under this Agreement. AbCellera is only obliged to so indemnify and hold the Lilly Indemnified Parties harmless to the extent that such Claims do not arise from the material breach of this Agreement by, or the negligence or willful misconduct of, Lilly or its Selling Parties.

13.2    Indemnification by Lilly. Lilly shall indemnify, defend and hold AbCellera and its Affiliates, and their respective officers, directors, employees, contractors, agents and assigns (each, a “AbCellera Indemnified Party”), harmless from and against Losses incurred by any AbCellera Indemnified Party as a result of any Third Party Claims against any AbCellera Indemnified Party (including product liability claims) arising or resulting from: (a) AbCellera’s use of the materials provided by Lilly pursuant to Section 3.1.7 in accordance with the terms of this Agreement and Lilly’s written instructions; (b) the research, development, manufacture, use, handling, storage, sale, or other disposition of any Project Antibody, Candidate Antibody, COVID-19 Antibody or Product or use of any AbCellera Generated Project Results by or on behalf of Lilly, any of its Affiliates, or any Third Party (but excluding any AbCellera Indemnified Party), to whom Lilly sells, licenses, transfers, or disposes of its rights with respect to any of the foregoing; (c) the negligence or willful misconduct of Lilly or its Affiliates in connection with this Agreement; or (d) the material breach of any term in or the covenants, warranties, representations made by Lilly to AbCellera under this Agreement. Lilly is only obliged to so indemnify and hold the AbCellera Indemnified Parties harmless to the extent that such Claims do not arise from the material breach of this Agreement by, or the negligence or willful misconduct of, AbCellera or its Affiliates.

13.3    Indemnification Procedure.

13.3.1    Any Lilly Indemnified Party or AbCellera Indemnified Party seeking indemnification hereunder (“Indemnified Party”) shall notify the Party against whom indemnification is sought (“Indemnifying Party”) in writing reasonably promptly after the assertion against the Indemnified Party of any Claim in respect of which the Indemnified Party intends to base a claim for indemnification hereunder, but the failure or delay so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any obligation or liability that it may have to the Indemnified Party except to the extent that the Indemnifying Party demonstrates that its ability to defend or resolve such Claim is adversely affected thereby.

13.3.2    Subject to the provisions of Section 13.3.3 below, the Indemnifying Party shall have the right, upon providing notice to the Indemnified Party of its intent to do so within thirty (30) days after receipt of the notice from the Indemnified Party of any Claim, to assume the defense and handling of such Claim, at the Indemnifying Party’s sole expense.

13.3.3    The Indemnifying Party shall select competent counsel in connection with conducting the defense and handling of such Claim, and the Indemnifying Party shall defend or handle the same in consultation with the Indemnified Party, and shall keep the Indemnified Party timely apprised of the status of such Claim. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, agree to a settlement of any Claim which could lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or would involve any admission of wrongdoing on the part of the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party, at the request and expense of the Indemnifying Party, and shall be entitled to participate in the defense and handling of such Claim with its own counsel and at its own expense.

13.4    Special, Indirect and Other Losses. NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE UNDER THIS AGREEMENT FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS SUFFERED BY THE OTHER PARTY, EXCEPT FOR LIABILITY FOR BREACH OF SECTION 2.4 OR ARTICLE 8. NOTHING IN THIS SECTION 13.4 SHALL BE CONSTRUED TO LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE 13.

13.5    [***] Insurance. [***] shall maintain liability insurance in an amount adequate to cover its obligations under this Agreement during the Term. [***] shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to [***] upon request.

14.    COMPLIANCE

14.1    Compliance with this Agreement. Each of the Parties shall, and shall cause their respective Affiliates to, comply in all material respects with the terms of this Agreement.

14.2    Compliance with Party Specific Regulations. In carrying out their respective obligations under this Agreement, the Parties agree to cooperate with each other as may reasonably be required to help ensure that each is able to fully meet its obligations with respect to the Party Specific Regulations applicable to it. Neither Party shall be obligated to pursue any course of conduct that would result in such Party being in material breach of any Party Specific Regulation applicable to it; provided that in the event that a Party refuses to fulfill its obligations under this Agreement in any material respect on such basis, the other Party shall have the right to terminate this Agreement in accordance with Section 10.3; however, under such circumstances, such termination shall be the sole remedy for such terminating-Party and such terminating-Party shall not be entitled to any other remedy under law or equity. All Party Specific Regulations are binding only in accordance with their terms and only upon the Party to which they relate.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

14.3    Compliance with Internal Compliance Codes. All Internal Compliance Codes shall apply only to the Party to which they relate. The Parties agree to cooperate with each other to help insure that each Party is able to comply with the substance of its respective Internal Compliance Codes and, to the extent practicable, each Party shall operate in a manner consistent with its Internal Compliance Codes applicable to its performance under this Agreement.

14.4    Anti-Bribery Commitments. Without limiting the other obligations of the Parties set forth in this Section, in connection with any activities of the Parties under this Agreement, the Parties confirm that they have not given, offered, promised, or authorized, and will not give, offer, promise, or authorize, any payment, benefit, or gift of money or anything else of value, directly or through a third party, to (a) any Government or Public Official, as defined below; (b) any political party, party official or candidate for public or political office; (c) any person while knowing or having reason to know that all or a portion of the value will be given, offered or promised, directly or indirectly, to anyone describe in terms (a) or (b) above; or (d) any owner, director, employee, representative or agent of any actual or potential customer of the Parties, for purposes of influencing any act or decision of such individual in his official capacity, inducing such individual to do or omit to do any act in violation of the individual’s duty, inducing the individual to use the individual’s official influence with a government to affect or influence an act or decision of the government, or to secure any improper advantage in order to assist in obtaining or retaining business. The Parties shall comply with all applicable anti-bribery laws of any jurisdiction, including any record keeping requirements of such laws, in the countries where the Parties have their principal places of business and where they conduct any activities under this Agreement. For the purposes of this Section, “Government or Public Official” means any officer or employee or anyone acting in an official capacity on behalf of: a government or any department or agency thereof; a public international organization (such as the United Nations, the International Monetary Fund, the International Red Cross, and the World Health Organization), or any department, agency or institution thereof; or a government-owned or controlled company, institution, or other entity, including a government- owned hospital or university.

15.    GENERAL PROVISIONS

15.1    Assignment. Except as provided in this Section 15.1, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party; provided, however, that (and notwithstanding anything elsewhere in this Agreement to the contrary) either Party may, without such consent, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of such Party so long as such Party remains primarily liable for any acts or omissions of such Affiliate; provided further that, either Party, without the written consent of the other Party, may assign this Agreement and its rights and obligations hereunder (or under a transaction under which this Agreement is assumed) in connection with the transfer or sale of all or substantially all of its assets or business related to the subject matter of this Agreement, or in the event of its merger or consolidation or similar transaction. Any attempted assignment not in accordance with this Section 15.1 shall be void. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement.

15.2    Extension to Affiliates. Except as expressly set forth otherwise in this Agreement, each Party shall have the right to extend the rights and immunities granted in this Agreement to one or more of its Affiliates. All applicable terms and provisions of this Agreement, except this right to extend, shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to the Party extending such rights and immunities. For clarity, a Party extending the rights and immunities granted hereunder shall remain primarily liable for any acts or omissions of its Affiliates.

15.3    Severability. Should one or more of the provisions of this Agreement become void or unenforceable as a matter of Applicable Laws, then this Agreement shall be construed as if such provision were not contained herein and the remainder of this Agreement shall be in full force and effect, and the Parties will use their best efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.

15.4    Governing Law; English Language. This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the patent laws of the United States without reference to any rules of conflict of laws. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.

15.5    Dispute Resolution. If any dispute, claim or controversy of any nature arising out of or relating to this Agreement, including any action or claim based on tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance or breach of this Agreement (each, a “Dispute”), arises between the Parties and the Parties cannot resolve such Dispute through their respective Project Leaders or JSC, if and as applicable, within thirty (30) days of a written request by either Party to the other Party (“Notice of Dispute”), and such Dispute is not one for which Lilly has final decision-making under this Agreement, either Party may refer the Dispute to senior representatives of each Party for resolution. Each Party, within ten (10) Business Days after a Party has received such written request from the other Party to so refer such Dispute, shall notify the other Party in writing of the senior representative to whom such dispute is referred. If, after an additional forty-five (45) days after the Notice of Dispute, such representatives have not succeeded in negotiating a resolution of the Dispute, and a Party wishes to pursue the matter, each such Dispute, controversy or claim may be submitted by either Party to the federal courts located in Southern District of New York. The Parties hereby submit and consent to the exclusive jurisdiction of the federal courts located in Southern District of New York and irrevocably agree that all Disputes, controversies or claims shall be litigated in such courts, and each of the Parties waives any objection which it may have based on improper venue or forum non conveniens to the conduct of any such action or proceeding in such court.

15.6    Force Majeure. Neither Party shall be responsible to the other for any failure or delay in performing any of its obligations under this Agreement or for other nonperformance hereunder (excluding, in each case, the obligation to make payments when due) if such delay or nonperformance is caused by strike, fire, flood, earthquake, accident, war, act of terrorism, act of God or of the government of any country or of any local government, or by any other cause unavoidable or beyond the control of any Party hereto. In such event, the Party affected will use Commercially Reasonable Efforts to resume performance of its obligations and will keep the other Party informed of actions related thereto.

15.7    Waivers and Amendments. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

15.8    Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between AbCellera and Lilly, or to constitute one as the agent of the other. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other.

15.9    Notices. All notices, consents or waivers under this Agreement shall be in writing and will be deemed to have been duly given when (a) scanned and converted into a portable document format file (i.e., pdf file), and sent as an attachment to an e-mail message, where, when such message is received, a read receipt e-mail is received by the sender (and such read receipt e-mail is preserved by the Party sending the notice); provided, that a copy is promptly sent by an internationally recognized overnight delivery service, receipt requested (although the sending of the e-mail message shall be when the notice is deemed to have been given), or (b) the earlier of when received by the addressee or five (5) days after it was sent, if sent by registered letter or overnight courier by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and e-mail addresses set forth below (or to such other addresses and e-mail addresses as a Party may designate by notice):

If to AbCellera:	AbCellera Biologics Inc.
2215 Yukon St.
Vancouver, BC V5Y 0A1
Canada
Attention: Head, Corporate Development

and

AbCellera Biologics Inc.
2215 Yukon St.
Vancouver, BC V5Y 0A1
Canada
Attention: General Counsel

If to Lilly:	Eli Lilly and Company
Lilly Corporate Center 46285
Indianapolis, Indiana 46285
Attention: Vice President, Corporate Business Development
Fax (317) 651-3051

and

Eli Lilly and Company
Lilly Corporate Center
Indianapolis, IN 46285
Attention: General Counsel
Fax (317) 433-3000

AbCellera shall also provide a copy of any notice (via e-mail if available) to Lilly’s Project Leader.

15.10    Further Assurances. Lilly and AbCellera hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all documents and take any action as may be reasonably necessary to carry out the intent and purposes of this Agreement.

15.11    Compliance with Law. Each Party shall perform its obligations under this Agreement in accordance with all Applicable Laws. No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any Applicable Laws.

15.12    No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including any Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, except as otherwise expressly provided for in this Agreement.

15.13    Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other communications between the Parties with respect to such subject matter. The Parties acknowledge and agree that, as of the Effective Date, all Confidential Information disclosed pursuant to the Confidentiality Agreement by a Party or its Affiliates shall be included in the Confidential Information subject to this Agreement and the Confidentiality Agreement is hereby superseded in its entirety; provided, that the foregoing shall not relieve any Person of any right or obligation accruing under the Confidentiality Agreement prior to the Effective Date. “Confidentiality Agreement” means the Non-Disclosure Agreement between AbCellera and Lilly dated March 28, 2019. The Parties have entered into that certain Manufacturing Feasibility Study Agreement effective as of March 5, 2020 (the “MTA”), and Memorandum of Understanding effective as of March 6, 2020 (“MOU”) related to the COVID-19 Program. This Agreement hereby supercedes the MTA and MOU and shall be the controlling agreement with respect to the COVID-19 Program. The Parties hereby agree to terminate the MTA and MOU as of the Effective Date, and that all confidential information that was disclosed by the Parties pursuant to the MTA or MOU shall be deemed Confidential Information disclosed under, and subject to, the terms and conditions of this Agreement. Each shall ensure that the other Party’s Confidential Information is maintained in accordance with Article 8.

15.14    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.15    Expenses. Each Party shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and completion of this Agreement.

15.16    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.

15.17    Construction. The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in a favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

15.18    Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive unless explicitly stated to be so, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

[Remainder of page left blank intentionally.]

CONFIDENTIAL

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives.

ABCELLERA BIOLOGICS INC.

By:	/s/ Carl Hansen
Name:	Carl Hansen, Ph.D.
Title:	President & Chief Executive Officer
Date:	3/11/2020

ELI LILLY AND COMPANY

By:	/s/ Daniel Skovronsky
Name:	Daniel Skovronsky, MD, PhD
Title:	President, Lilly Research Laboratories
Chief Scientific Officer, Eli Lilly and Company
Date:	3/11/2020

CONFIDENTIAL

Exhibit 1.32-Part A

Good Research Practice Expectations for External Partners

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

CONFIDENTIAL

Exhibit 1.32-Part B

Lilly Principles for Animal Care and Use

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

CONFIDENTIAL

Exhibit 3.1.7

Form of Materials Transfer Record

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.